    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                           WHITE PINE SOFTWARE, INC.
                 (Name of small business issuer in its charter)

                DELAWARE                                    7372                                   04-3151064
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. employer
   of incorporation or organization)            Classification Code Number)                  identification number)

                               542 AMHERST STREET
                          NASHUA, NEW HAMPSHIRE 03063
                                 (603) 886-9050
(Address and telephone number of principal executive offices and principal place of business)
                         ------------------------------

                                KILLKO CABALLERO
                           WHITE PINE SOFTWARE, INC.
                               542 AMHERST STREET
                          NASHUA, NEW HAMPSHIRE 03063
                                 (603) 886-9050
           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

                             MARK L. JOHNSON, ESQ.
                                  EMILY HAYES
                            FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                          BOSTON, MASSACHUSETTS 02109
                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / ____________
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED             PROPOSED
                                                                     MAXIMUM              MAXIMUM
         TITLE OF EACH CLASS OF              AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED             REGISTERED          PER SHARE(1)       OFFERING PRICE(1)    REGISTRATION FEE
Common stock, $.01 par value............   1,302,084 shares          $22.625            $29,459,651            $7,778

(1) Estimated solely for the purpose of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the above calculation is based on the average of the high and low sale prices reported in the consolidated reporting system of the Nasdaq National Market
     on January   , 2000.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS (SUBJECT TO COMPLETION)
DATED JANUARY 27, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                             1,302,084 SHARES

       [LOGO]                           WHITE PINE SOFTWARE, INC.

                                               COMMON STOCK

The selling stockholders named on page 44 are offering 1,302,084 shares of common stock. We will not receive any of the proceeds from sales of shares by the selling stockholders.

Our common stock trades on the Nasdaq National Market under the symbol "WPNE." On January 26, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $22.25 per share.

The selling stockholders may sell the shares from time to time on the Nasdaq National Market or otherwise. They may sell the shares at prevailing market prices or at prices negotiated with buyers. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts will be negotiated before the sales. We will pay all of the other offering expenses, which we estimate will total $100,000.

                            ------------------------

INVESTING IN THESE SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE
6.

                             ---------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           , 2000

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. IN THIS PROSPECTUS, REFERENCES TO "WE," "US" AND"OUR" REFER TO WHITE PINE
SOFTWARE, INC. AND ITS SUBSIDIARY.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      3
Risk Factors................................................      6
Use of Proceeds.............................................     13
Dividend Policy.............................................     13
Price Range of Our Common Stock.............................     13
Capitalization..............................................     14
Selected Consolidated Financial Data........................     15
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     16
Business....................................................     23
Management..................................................     37
Related Party Transactions..................................     43
Principal and Selling Stockholders..........................     44
Description of Capital Stock................................     46
Plan of Distribution........................................     48
Legal Matters...............................................     49
Experts.....................................................     49
Where You Can Find More Information.........................     49
Index to Consolidated Financial Statements..................    F-1

                            ------------------------

    We own or have rights to trademarks or trade names that we use in conjunction with the sale of our products and services. Our trademarks include ClassPoint, CU-SeeMe, CU-SeeMe Web, eXodus, MeetingPoint, WebTerm, White Pine and 5PM Term.

                               PROSPECTUS SUMMARY

    BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE INFORMATION INCORPORATED BY REFERENCE, BEFORE DECIDING TO INVEST IN SHARES OFFERED BY THIS PROSPECTUS.

                                  OUR COMPANY

OUR BUSINESS..............................  We develop, market and support desktop multimedia software that facilitates worldwide video and audio
                                            communication and data collaboration across the
                                            Internet, intranets, extranets and other computer
                                            networks.

OUR PRODUCTS:.............................  Our group conferencing software products, CU-SeeMe and
                                            MeetingPoint, create a client-server solution that
                                            allows users to participate in real-time, multipoint,
                                            multimedia conferences from the users' desktop
                                            computers, using existing Internet, intranet and
                                            extranet connections. Our CU-SeeMe Web software provides
                                            multipoint video instant messaging over the Internet. By
                                            developing multimedia conferencing products that require
                                            no proprietary hardware, we are able to offer multimedia
                                            conferencing at a substantially lower price than vendors
                                            of traditional hardware-based systems and thereby to
                                            encourage businesses and others to adopt multimedia
                                            conferencing as a mass communication medium.

                                            We also offer desktop X Windows and terminal emulation
                                            software. Our legacy emulation products, WebTerm X,
                                            eXodus and 5PM Term, allow businesses and other
                                            organizations to access data and applications residing
                                            on host workstations, mini-computers and mainframe
                                            computers from most widely used desktop operating
                                            systems. WebTerm is our implementation of the X server
                                            on Windows 95, 98 and NT, running in a browser
                                            environment.

OUR MARKET:...............................  Our customers include Internet service providers, Web portal sites, businesses, educational institutions,
                                            government organizations and individual consumers. We
                                            market and sell our products in the United States,
                                            Europe and the Pacific Rim through distributors,
                                            resellers, strategic partners, original equipment
                                            manufacturers and our direct sales organization, as well
                                            as directly over the Internet.

OUR ADDRESS:..............................  Our principal executive offices are located at 542
                                            Amherst Street, Nashua, New Hampshire 03063. Our
                                            telephone number is (603) 886-9050. Our website is
                                            located at WWW.WPINE.COM or WWW.CUSEEME.COM; information
                                            contained in our website is not a part of this
                                            prospectus.

ADDITIONAL CONSIDERATIONS:................  Since inception, we have incurred substantial losses, resulting in an accumulated deficit of $32.6 million at
                                            October 1, 1999. We expect to incur additional
                                            substantial losses for the foreseeable future. Market
                                            acceptance of our MeetingPoint and ClassPoint software
                                            is critical to our future success, and in selling these
                                            products we fact intense competition form many
                                            participants in the group conferencing industry. For a
                                            discussion of these and other risks relating to an
                                            investment in our common stock, see "Risk Factors"
                                            below.

                                  THE OFFERING

Common Stock Offered:                       All of the 1,302,084 shares offered by this prospectus
                                            are being sold by the selling stockholders. The selling
                                            stockholders acquired the shares from us in private
                                            placements completed in December 1999.

Use of Proceeds:                            We will not receive any of the proceeds from sales of
                                            shares by the selling stockholders.

Nasdaq National Market Symbol:              WPNE

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following tables summarize the financial data of our business. The pro forma column in the consolidated balance sheet data as of October 1, 1999 reflects our sale of 1,302,084 shares of common stock in private placements completed in December 1999 and our application of the net proceeds of those private placements.

                                                                                   NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,       ----------------------
                                                ------------------------------   OCTOBER 2,   OCTOBER 1
                                                  1996       1997       1998        1998        1999
                                                --------   --------   --------   ----------   ---------
STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license fees.......................  $10,500    $ 9,797    $ 6,948      $ 5,034     $ 7,125
  Services and other..........................    1,166      1,255        845          607         864
    Total revenue.............................   11,666     11,052      7,793        5,641       7,989
Gross profit..................................    9,454      9,162      6,148        4,548       6,300
Loss from operations..........................   (3,790)    (7,746)    (8,911)      (6,842)     (6,842)
Net loss......................................   (3,637)    (6,826)    (8,424)      (6,413)     (6,413)

Basic and diluted net loss per share..........  $ (0.55)   $ (0.75)   $ (0.86)     $ (0.67)    $ (0.36)
                                                =======    =======    =======      =======     =======
Basic and diluted weighted average shares
  outstanding.................................    6,618      9,798      9,178        9,621      10,570
                                                =======    =======    =======      =======     =======

                                                                OCTOBER 1, 1999
                                                              -------------------
                                                                           PRO
                                                               ACTUAL     FORMA
                                                              --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 3,513    $23,288
Working capital.............................................    3,703     23,478
Total assets................................................   12,402     32,177
Long-term debt, net of current portion......................       --         --
Total stockholders' equity..................................    8,954     28,729

                                  RISK FACTORS

    AN INVESTMENT IN SHARES OF OUR COMMON STOCK IS RISKY. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN ADDITION TO THE REMAINDER OF THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, BEFORE PURCHASING SHARES OFFERED BY THIS PROSPECTUS.

    SOME OF THE INFORMATION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. YOU CAN IDENTIFY THEE STATEMENTS BY FORWARD-LOOKING WORDS SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "BELIEVE," "ESTIMATE," "CONTINUE" AND SIMILAR WORDS. YOU SHOULD READ STATEMENTS THAT CONTAIN THESE WORDS CAREFULLY BECAUSE THEY (1) DISCUSS OUR FUTURE EXPECTATIONS, (2) CONTAIN PROJECTIONS OF OUR FUTURE OPERATING RESULTS OR FINANCIAL CONDITION OR (3) STATE OTHER "FORWARD-LOOKING" INFORMATION. WE BELIEVE IT IS IMPORTANT TO COMMUNICATE CERTAIN OF OUR EXPECTATIONS TO OUR INVESTORS. THERE MAY BE EVENTS IN THE FUTURE, HOWEVER, THAT WE ARE NOT ACCURATELY ABLE TO PREDICT OR OVER WHICH WE HAVE NO CONTROL. THE RISK FACTORS LISTED IN THIS SECTION, AS WELL AS ANY OTHER CAUTIONARY LANGUAGE IN THIS PROSPECTUS, PROVIDE EXAMPLES OF RISKS, UNCERTAINTIES AND EVENTS THAT MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS WE DESCRIBE IN OUR FORWARD-LOOKING STATEMENTS. BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THE OCCURRENCE OF ANY OF THE EVENTS DESCRIBED IN THESE RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

WE MAY NOT BE PROFITABLE IN THE FUTURE.

    We may never generate significant revenue or be profitable. Since we began operations, we have incurred substantial losses. We incurred net losses of $8.4 million in 1998 and $3.8 million in the first three fiscal quarters of 1999. We had an accumulated deficit of $32.6 million at October 1, 1999.

    We expect to incur substantial losses for the foreseeable future, because we intend to continue investing heavily in the development and marketing of MeetingPoint and related follow-on applications such as ClassPoint. We expect that the dollar amount of sales of our legacy connectivity products will continue to decline for the foreseeable future. Sales of our legacy connectivity products comprised 29% of total revenue in 1998 and 19% of total revenue in the first three fiscal quarters of 1999. In addition, we expect that revenue from CU-SeeMe will not increase substantially, and may decrease, during the foreseeable future. We cannot be certain that sales of MeetingPoint, ClassPoint and other new products will offset any declines in revenue from CU-SeeMe and our legacy connectivity products in the fourth fiscal quarter of 1999 or in later fiscal years.

WE FACE INTENSE COMPETITION FROM MANY PARTICIPANTS IN THE GROUP CONFERENCING
  INDUSTRY.

    The market for multimedia conferencing products and services is extremely competitive. Because the barriers to entry in the multimedia conferencing market are relatively low and the potential market is large, we expect continued growth in the industry and the entrance of new competitors in the future. Our competitors vary among our different group conferencing products:

    - In offering CU-SeeMe, we compete, or expect to compete, with
      (a) traditional hardware-based videoconferencing companies such as PictureTel and VTEL, (b) vendors of operating systems and browsers such as Microsoft, which offers NetMeeting, a product that competes directly with CU-SeeMe and is bundled with Windows 98, (c) group conferencing support companies such as Accord, Lucent Technologies and VideoServer, and
      (d) distance learning solution vendors such as Centra Software and Lotus.

    - A number of companies have announced multimedia conferencing server products that compete directly with MeetingPoint, including PictureTel, RADVision and VideoServer.

    - ClassPoint competes with other distance learning and distance training products, including (a) Contigo Itinerary, which features Web-based Java PowerPoint delivery, (b) Lotus LearningSpace, which has Domino-based materials delivery and asynchronous discussions, (c) RealNetworks, which provides for one-to-many streaming video and media, (d) PlaceWare Auditorium, which delivers interactive presentations to multiple sites, and (e) Ilinc's LearnLinc, which has instructor-controlled, multipoint audio and Web tours, with point-to-point video supplied by Intel at an additional cost.

    Many of our current and potential competitors in the multimedia conferencing market, particularly Intel, Microsoft, PictureTel and VideoServer, have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do. As a result, these companies may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the promotion and sale of their conferencing products and services.

    As a result, we cannot assure you that we will be able to compete successfully with existing or new competitors in the multimedia conferencing market. We believe that our ability to compete successfully in this market will depend on a number of factors both within and outside our control, including:

    - the adoption and evolution of industry standards;

    - the pricing policies of our competitors and suppliers;

    - the timing of the introduction of new software products and services by us and our competitors; and

    - our ability to hire and retain highly qualified employees.

    To remain competitive in the multimedia conferencing market, we must continue to invest heavily in research and development and in sales and marketing. We may not have sufficient resources to make those investments, or we may not be able to make the technological advances necessary to continue to be competitive. In addition, current and potential competitors have established or may establish collaborative relationships among themselves and with third parties to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire a significant market share, which could have a material adverse effect on our business.

WE MUST MARKET MEETINGPOINT AND CLASSPOINT SUCCESSFULLY.

    We expect that sales of our legacy connectivity products will decline during the foreseeable future and that sales of CU-SeeMe will not increase significantly, and may decline, during the foreseeable future. As a result, our future success will depend significantly on our ability to market MeetingPoint and ClassPoint. MeetingPoint was first released in November 1997 and ClassPoint was first released in April 1998, and we have had only a limited opportunity to determine the extent to which these software products will succeed in the marketplace. Moreover, the market for these products is developing and changing rapidly, and there is a high level of uncertainty about the demand for and market acceptance of these products.

    In the longer term, our success will also depend upon our ability to develop and introduce additional products based on our core technology and to continue to improve the performance, features and reliability of our products, including MeetingPoint and ClassPoint. We cannot assure you that we will be successful in introducing these new and improved products, particularly if our limited capital requirements us to reduce our projected research and development activities.

OUR QUARTERLY RESULTS MAY FLUCTUATE AND CAUSE THE PRICE OF OUR COMMON STOCK TO
  FALL.

    Our quarterly revenue and operating results are difficult to predict and have fluctuated significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. Our quarterly operating results may vary significantly depending on a number of factors, some of which are outside of our control. These factors include:

    - the timing of the introduction or acceptance of new products offered by us or our competitors;

    - changes in demand for Internet services;

    - changes in the mix of products sold by us;

    - announcements of new products, services or technologies by us or our competitors that cause customers to defer or cancel purchases of our products;

    - changes in pricing strategies by us or competitors;

    - changes in regulations affecting the multimedia conferencing industry; and

    - changes in currency exchange rates.

    As a result of these factors, we may not be able to predict our operating results accurately. In addition, MeetingPoint and ClassPoint continue to undergo long evaluation and sale cycles by potential users. The lengths of these cycles, combined with the newness of these software products, make it particularly difficult for us to predict the amount and timing of revenue from these products.

    We base our expense levels on our product development plans and our estimates of future revenue. To a large extent, our expenses are fixed. We may be unable to adjust our spending in time to compensate for any unexpected revenue shortfall, thus magnifying the adverse effect of any revenue shortfall.

WE RELY ON TWO DISTRIBUTORS FOR A SIGNIFICANT PORTION OF OUR TOTAL REVENUE.

    Sales to Ingram Micro represented 26% of our total revenue in fiscal 1998 and 14% of our total revenue in fiscal 1997. Sales to Tech Data represented 14% of our total revenue in fiscal 1997. The loss of, or a significant curtailment of purchases by, these distributors, including a loss or curtailment due to factors outside of our control, would have a material adverse effect on our business.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY.

    Our business could be seriously harmed if we are unable to protect adequately our proprietary software and our other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary technology, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Our competitors could, without violating our proprietary rights, develop technologies that are as good or better than our technology.

    Our multimedia conferencing products are licensed to customers under "shrink wrap" licenses included as part of the product packaging. In most cases our shrink wrap licenses are not negotiated with or signed by individual licensees. Some of the provisions of our shrink wrap licenses, including provisions limiting our liability and protecting us against unauthorized use, copying, transfer and disclosure of the licensed program, may be unenforceable under the laws of certain jurisdictions. Also, we have delivered technical data and information relating to CU-SeeMe and MeetingPoint to the United States government, and as a result, the United States government may have unlimited rights to use the technical data and information or to authorize others to use the technical data and information. We can not assure you that the United States government will not authorize others to use our technical data and information for purposes competitive with our products. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do laws in the United States.

    Because the protection of intellectual property rights is often critically important to the success of companies in the multimedia conferencing industry, our competitors or others could assert claims that our technologies infringe their proprietary rights. From time to time, we have received and may receive in the future notice of claims of infringement of other parties' proprietary rights. Many participants in the software industry have an increasing number of patents and have frequently demonstrated a readiness to commence litigation based on allegations of patent or other intellectual property infringement. For example, a third party has objected to our use of the name "MeetingPoint." We may not have the financial resources necessary to pursue any resulting litigation to a final judgment, and we may not prevail in any litigation. In defending against such litigation, we could incur significant legal and other expenses and our management could be distracted from our principal business operations. If any party making a claim against us were to prevail in litigation against us, we may have to pay substantial damages. The court could also grant injunctive or other equitable relief that could prevent us from offering our products and services without a license or other permission from others. Any of these outcomes could seriously harm our business.

WE FACE ADDITIONAL RISKS FROM OUR INTERNATIONAL OPERATIONS.

    Our international business involves a number of risks that could hurt our operating results or contribute to fluctuations in those results. Our revenue from international sales represented 26% of our total revenue during fiscal 1998 and 27% of our total revenue during the first three fiscal quarters of 1999. We intend to seek opportunities to expand our product and service offerings into additional international markets, although we cannot be certain that we will succeed in developing localized versions of our products for new international markets or in marketing or distributing products and services in those markets.

    The majority of our sales are currently denominated in U.S. dollars, but there can be no assurance that a significantly higher level of future sales will not be denominated in foreign currencies. To the extent we make sales denominated in currencies other than U.S. dollars, fluctuations in exchange rates may render our products less competitive relative to local product offerings or result in foreign exchange losses. We have no experience in implementing hedging techniques that might minimize our risks from exchange rate fluctuations.

    Our international business also involves a number of other difficulties and risks, including risks associated with: changing economic conditions in foreign countries; export restrictions; export controls relating to technology; compliance with existing and changing regulatory requirements; tariffs and other trade barriers; difficulties in staffing and managing international operations; longer payment cycles; problems in collecting accounts receivable; software piracy; political instability; seasonal reductions in business activity in Europe and certain other parts of the world during the summer months; and potentially adverse tax consequences.

OUR SOFTWARE PRODUCTS MAY CONTAIN UNDETECTED DEFECTS.

    Software developed and incorporated by us may contain significant undetected errors when first released or as new versions are released. Although we test our software before commercial release, we cannot be certain that errors in the software will not be found after customers begin to use the software. Our current versions of CU-SeeMe and MeetingPoint were released in the last twelve months. These releases correct a number of errors in prior releases, support relevant standards and incorporate new features. Any defects in these versions of CU-SeeMe or MeetingPoint or in ClassPoint may result in significant decreases in revenue or increases in expenses because of adverse publicity, reduced orders, product returns, uncollectible accounts receivable, delays in collecting accounts receivable, and additional and unexpected costs of further product development to correct the defects.

OUR SUCCESS DEPENDS ON THE PERFORMANCE OF PARTICIPANTS IN OUR DISTRIBUTION
  CHANNELS.

    We market our group conferencing products by forming channel relationships in key markets with major distributors. We also license our group conferencing products to original equipment manufacturers, value-added resellers and additional distributors for bundling with their products and services. We expect that our future success will depend in large part upon these original equipment manufacturers, value-added resellers and distributors. The performance of these original equipment manufacturers, value-added resellers and distributors is outside our control, and we are unable to predict the extent to which these organizations will be successful in marketing and selling our group conferencing products or products incorporating our group conferencing products. We cannot assure you that we will be successful in establishing relationships with original equipment manufacturers, value-added resellers and distributors, and if we fail, our business could be seriously harmed.

    Our distributors typically carry the products of some of our competitors. The distributors have limited capital to invest in inventory, and their decisions to purchase our products and, in the case of retail stores, to give them critical shelf space, are partly a function of pricing, terms and special promotions offered by our competitors, which we cannot predict or control.

    We distribute certain of our products directly over the Internet. By distributing our products over the Internet, we may increase the likelihood of unauthorized copying and use of our software.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES MAY ADVERSELY AFFECT OUR BUSINESS.

    The application of existing laws to the Internet is uncertain and may take years to resolve, particularly with respect to property ownership, user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Because the Internet is becoming increasingly popular, various foreign or domestic governmental bodies may seek to adopt laws and control use of the Internet. We cannot predict the nature of any such laws. Legislation could subject us or our customers to potential liability or could decrease the growth of the Internet, either of which could have an adverse effect on our business.

    In March 1996, ACTA, a group of telecommunications common carriers, filed the ACTA Petition with the FCC, arguing that providers (such as us) of computer software products that enable voice transmission over the Internet ("Internet telephone" services) are operating as common carriers without complying with various regulatory requirements and without paying certain charges required by law. The ACTA Petition argues that the FCC has the authority to regulate both the Internet and the providers of "Internet telephone" services and requests that the FCC declare its authority over interstate and international telecommunications services using the Internet, initiate rulemaking proceedings to consider rules governing the use of the Internet for the provision of telecommunications services, and order providers of "Internet telephone" software to immediately cease the sale of such software pending such rulemaking. Certain parties have filed comments with the FCC regarding the ACTA Petition. We are unable to predict the outcome of this proceeding. In December 1996 the FCC stated that it intended to address the legal questions raised by the ACTA Petition in a future proceeding but has not yet done so. ACTA has submitted petitions, similar to its FCC filing, to certain state regulators, including public service commissions. Any action by the FCC or state regulators to grant the relief sought by ACTA or otherwise to regulate use of the Internet as a medium of communication, including any action to permit local exchange carriers to impose additional charges for connections used for Internet access, could have a material adverse effect on our business.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

    The market price of our common stock may be volatile for many reasons, including:

    - actual or anticipated variations in our revenue and operating results;

    - announcements of the development of improved technology;

    - changes in estimates of our financial performance, or the dropping of coverage, by securities analysts;

    - conditions and trends in the Internet and group conferencing industries;

    - adoption of new accounting standards; and

    - general market conditions.

    Recently the stock markets have experienced extreme price and volume fluctuations that have dramatically affected the market prices of the stocks of many technology companies, particularly companies associated with the Internet. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These factors may adversely affect the market price of our common stock..

VOLATILITY IN OUR STOCK PRICE MAY LEAD TO LITIGATION.

    Stockholders frequently commence securities class action litigation against a company after a significant decrease in the company's stock price. If our stock price drops and our stockholders commence litigation against us, we could incur significant legal and other expenses defending the litigation and our management could be distracted from our principal business operations. Either of these outcomes could seriously harm our business.

DELAWARE LAW AND OUR CHARTER DOCUMENTS CONTAIN ANTI-TAKEOVER AND INDEMNIFICATION
  PROVISIONS THAT MAY ADVERSELY AFFECT STOCKHOLDERS.

    Delaware corporate law and our charter documents contain provisions that could delay or prevent a change of control, merger or other form of takeover that our stockholders might find attractive. These provisions:

    - prohibit us from engaging in a certain types of business combinations with certain "interested stockholders" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner;

    - provide that stockholders may act only at meetings of stockholders and not by written consent in lieu of a stockholders' meeting;

    - provide that special meetings of our stockholders may be called by our President and must be called by our President or Secretary at the written request of a majority of the directors;

    - provide that nominations for directors may not be made by a stockholder at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies us of its intentions a specified number of days in advance of the meeting and furnishes us with certain information regarding itself and the intended nominee;

    - require a stockholder to provide to our Secretary with advance notice of business to be brought by the stockholder before any annual or special meeting of stockholders as well as certain information regarding the stockholder and others known to support such proposal and any material interest they may have in the proposed business; and

    - authorize our board to cause us to issue shares of common stock and preferred stock that, if issued, could dilute and adversely affect various rights of the holders of our common stock and, in addition, could be used to discourage an unsolicited attempt to acquire control of our company.

    These provisions could limit the price that investors will pay for shares of our common stock.

    Our charter documents require us to indemnify our officers and directors against certain liabilities and expenses that they may incur while defending lawsuits brought against them as officers or directors. In most cases, these indemnification provisions will prevent our stockholders from recovering damages from our officers and directors for their acts or omissions on our behalf.

                                USE OF PROCEEDS

    All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. For information about the selling stockholders, see "Principal and Selling Stockholders." We will not receive any proceeds from sales of these shares. We received approximately $19.8 million from the sale of those shares to the selling stockholders in private placements completed in December 1999.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently anticipate that we will retain future earnings, if any, to fund the development and growth of our business, and therefore we do not expect to pay any cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs, and plans for expansion. The terms of our existing bank line of credit and term loan prohibit us from declaring or paying cash dividends on common stock..

                        PRICE RANGE OF OUR COMMON STOCK

    Our common stock commenced trading on the Nasdaq National Market on October 11, 1996 under the symbol "WPNE." The following table sets forth the high and low closing sales price for the common stock for each quarter during the past two fiscal years and the first quarter of 2000 to date, as reported by the Nasdaq National Market.

                                                            HIGH       LOW
                                                          --------   --------
Fiscal 1998:
  First Quarter.........................................  $3.125     $2.000
  Second Quarter........................................   3.28125    1.500
  Third Quarter.........................................   2.15625     .84375
  Fourth Quarter........................................   2.375       .75

Fiscal 1999:
  First Quarter.........................................   4.00       1.875
  Second Quarter........................................   8.75       3.5625
  Third Quarter.........................................   7.625      4.00
  Fourth Quarter........................................  28.5625     6.875

Fiscal 2000:
  First Quarter (through January 26, 2000)..............  27.875     22.125

    As of January 15, 2000, there were 175 holders of record of common stock who held an aggregate of 12,049,476 shares of common stock as nominees for an undisclosed number of beneficial holders.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of October 1, 1999
(i) on an actual basis and (ii) on a pro forma basis giving effect to our sale of 1,302,084 shares of common stock in private placements completed in December 1999 and our application of the net proceeds of those private placements. The following table should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                                OCTOBER 1, 1999
                                                              --------------------
                                                               ACTUAL    PRO FORMA
                                                              --------   ---------
                                                                 (IN THOUSANDS,
                                                               EXCEPT SHARE DATA)
Stockholders' equity (deficit):
  Preferred stock (undesignated), $0.01 par value; 5,000,000 shares authorized, actual and pro forma; no shares
    issued or outstanding, actual and pro forma.............
  Common stock, $0.01 par value; 30,000,000 shares
    authorized, actual and pro forma; 10,667,701 shares
    issued and outstanding, actual; 11,969,785 shares issued
    and outstanding.........................................  $   106     $   120
  Additional paid-in capital................................   41,380      61,141
  Accumulated deficit.......................................  (32,637)    (32,637)
  Accumulated other comprehensive income/currency
    translation adjustments.................................      105         105
                                                              -------     -------
      Total stockholders' equity............................  $ 8,954     $28,729
                                                              =======     =======

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following financial data for the years ended December 31, 1997 and 1998, and as of December 31, 1998, are derived from our consolidated financial statements audited by Ernst & Young, LLP and appearing elsewhere in this prospectus. Financial data for the periods ended December 31, 1994, 1995 and 1996 are derived from our audited consolidated financial statements not included in this prospectus. Financial data for the nine months ended October 2, 1998 and October 1, 1999, and as of October 1, 1999, are derived from our unaudited financial statements appearing elsewhere in this prospectus. In the opinion of management, the unaudited interim financial data presented reflect all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the financial data for the periods presented. The financial data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. Historical results are not necessarily indicative of operating results to be expected in the future.

                                               NINE MONTHS                                                   NINE MONTHS ENDED
                                                  ENDED                YEAR ENDED DECEMBER 31,            -----------------------
                                               DECEMBER 31,   -----------------------------------------   OCTOBER 2,   OCTOBER 1,
                                                   1994         1995       1996       1997       1998        1998         1999
                                               ------------   --------   --------   --------   --------   ----------   ----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license fees......................     $4,365      $ 6,018    $10,500    $ 9,797    $ 6,948     $ 5,034      $ 7,125
  Services and other.........................        600        1,166      1,166      1,255        845         607          864
                                                  ------      -------    -------    -------    -------     -------      -------
    Total revenue............................      4,965        7,184     11,666     11,052      7,793       5,641        7,989
Cost of revenue..............................        655        1,247      2,212      1,890      1,645       1,093        1,689
                                                  ------      -------    -------    -------    -------     -------      -------
Gross profit.................................      4,310        5,937      9,454      9,162      6,148       4,548        6,300
                                                  ------      -------    -------    -------    -------     -------      -------
Operating expenses:
  Sales and marketing........................      1,637        2,517      6,632      7,939      7,739       5,675        5,209
  Research and development...................      1,301        1,866      3,819      5,722      5,042       3,855        3,373
  General and administrative.................      1,106        2,000      2,793      2,586      2,278       1,860        1,562
  Write-off of purchased search and
    development costs........................         --        3,200         --         --         --          --           --
  Restructuring..............................         --           --         --        661         --          --           --
                                                  ------      -------    -------    -------    -------     -------      -------
    Total operating expenses.................      4,044        9,583     13,244     16,908     15,059      11,390       10,144
                                                  ------      -------    -------    -------    -------     -------      -------
Income (loss) from operations................        266       (3,646)    (3,790)    (7,746)    (8,911)     (6,842)      (3,844)
                                                  ------      -------    -------    -------    -------     -------      -------
Other income (expense):
  Interest income............................         66           82        251      1,037        577         489          142
  Other, net.................................         80           68        (20)      (110)       (85)        (55)         (74)
                                                  ------      -------    -------    -------    -------     -------      -------
    Other income, net........................        146          150        231        927        492         439           68
                                                  ------      -------    -------    -------    -------     -------      -------
Income (loss) before provision for income
  taxes......................................        412       (3,496)    (3,559)    (6,819)    (8,419)     (6,408)      (3,776)
Provision for income taxes...................         18           30         78          7          5           5           --
                                                  ------      -------    -------    -------    -------     -------      -------
Net income (loss)............................     $  394      $(3,526)   $(3,637)   $(6,826)   $(8,424)    $(6,413)     $(3,776)
                                                  ======      =======    =======    =======    =======     =======      =======
Basic and diluted net loss per share.........     $ 0.06      $ (0.65)   $ (0.55)   $ (0.75)   $ (0.86)    $ (0.67)     $ (0.36)
                                                  ======      =======    =======    =======    =======     =======      =======
Basic and diluted weighted average shares
  outstanding................................      6,085        5,451      6,618      9,148      9,798       9,621       10,570
                                                  ======      =======    =======    =======    =======     =======      =======

                                                              DECEMBER 31,   OCTOBER 1,
                                                                  1998          1999
                                                              ------------   ----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................      6,421         3,513
Working capital.............................................      6,626         3,703
Total assets................................................     15,996        12,402
Long-term debt, net current portion.........................          7            --
Total stockholders' equity..................................     12,415         8,954

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Our revenue is derived from software license fees and fees for services related to our software products, primarily software maintenance fees. During 1997, we recognized revenue in accordance with the American Institute of Certified Public Accountants Statement of Position No. 91-1, "Software Revenue Recognition." Beginning in 1998, we have recognized revenue in accordance with AICPA Statement of Position 97-2, Software Revenue Recognition.

    - Software license revenue is recognized upon execution of a contract or purchase order and shipment of the software, net of allowances for estimated future returns, provided that no significant obligations on our part remain outstanding and collection of the related receivable is deemed probable by our management. We record an allowance for product returns at the time of sale and measure the allowance periodically in order to adjust to changing circumstances, including changes in retail sales.

    - Software maintenance fees, which generally are payable in advance and are non-refundable, are recognized ratably over the period of the maintenance contract, typically twelve months.

    - Revenue from training and consulting services is recognized as services are provided.

    - Software license fees, consulting fees and training fees that have been prepaid or invoiced but that do not yet qualify for recognition as revenue under our policy, and prepaid maintenance fees not yet recognized as revenue, are reflected as deferred revenue.

    Research and development expenses typically are charged to income as incurred. Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon our product development process, technological feasibility is established upon completion of a commercially viable working model. Costs incurred prior to the establishment of technology feasibility are charged to research and development expense. Costs incurred completion of the commercially viable working model and the point at which the product is ready for general release have been capitalized. Capitalized software is amortized based on its estimated economic life. We capitalized $3.1 million of software costs in 1998 and did not capitalize any software costs in the nine months ended October 1, 1999 or in 1997.

    We purchased technology from Cornell Research Foundation and Labtam in 1998. None of the purchased software was amortized in 1998, because the first commercial shipments of products incorporating the acquired technology were not made until the second quarter of 1999. We began amortizing the Labtam technology in June 1999.

    Effective January 1, 1997, we changed our interim fiscal reporting periods from calendar quarters to quarters consisting of thirteen weeks.

RESULTS OF OPERATIONS

    The following table sets forth operating data expressed as percentages of total revenue for each period indicated.

                                                                YEAR ENDED            NINE MONTHS ENDED
                                                               DECEMBER 31,        -----------------------
                                                          ----------------------   OCTOBER 2,   OCTOBER 1,
                                                            1997          1998        1998         1999
                                                          --------      --------   ----------   ----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Software license fees.................................     88.6%         89.2%       89.2%        89.2%
  Services and other....................................     11.4          10.8        10.8         10.8
                                                           ------        ------      ------       ------
    Total revenue.......................................    100.0         100.0       100.0        100.0
Cost of revenue.........................................     17.1          21.1        19.4         21.1
                                                           ------        ------      ------       ------
Gross profit............................................     82.9          78.9        80.6         78.9
                                                           ------        ------      ------       ------
Operating expenses:
  Sales and marketing...................................     71.8          99.3       100.6         65.2
  Research and development..............................     51.8          64.7        68.3         42.2
  General and administrative............................     23.4          29.2        33.0         19.6
  Restructuring.........................................      6.0            --          --           --
                                                           ------        ------      ------       ------
    Total operating expenses............................    153.0         193.2       201.9        127.0
                                                           ------        ------      ------       ------
Loss from operations....................................    (70.1)       (114.3)     (121.3)       (48.1)
Other income (expense)..................................      8.4           6.3         7.7          0.8
Provision for income taxes..............................     (0.1)         (0.1)        0.1           --
                                                           ------        ------      ------       ------
Net loss................................................    (61.8)%      (108.1)%    (113.7)%      (43.3)%
                                                           ======        ======      ======       ======

NINE MONTHS ENDED OCTOBER 1, 1999 COMPARED TO NINE MONTHS ENDED OCTOBER 2, 1998

    Total revenue increased 42%, from $5,641,000 to $7,989,000 in the nine month periods ended October 2, 1998 and October 1, 1999, respectively. For the nine month periods ended October 2, 1998 and October 1, 1999, conferencing server revenues increased 83% from $2,078,000 to $3,799,000, respectively. Conferencing server revenue growth resulted from a combination of (a) price increases effective in the last week of the 1998 fiscal quarter ended October 2, 1998,
(b) sales of MeetingPoint 4.0 and its associated add-ons, Continuous Presence, Streaming Integration and ClassPoint, all of which began shipping in the second quarter of 1999, and (c) increased sales of the MeetingPoint server. Continuous Presence enables non-White Pine conferencing clients to display four video feeds where they previously viewed one. Streaming media integration enables a real-time videoconference to be broadcast to a large audience of nonparticipants.

    For the nine months ended October 2, 1998 and October 1, 1999, conferencing client revenues increased 29%, from $2,031,000 to $2,625,000. Conferencing client revenue growth was predominantly due to the release of the most recent version of our CU-SeeMe client, CU-SeeMe Pro, which began shipping in March 1999. The release of CU-SeeMe Pro also increased sales over our website, growing 67% from $712,000 in the nine months ended October 2, 1998 to $1,191,000 in the nine months ended October 1, 1999.

    We are experiencing relatively lengthy, two-step sales cycles for its MeetingPoint server products. The first step typically extends from one to three months and results in sales of small quantities of the server products for pilot programs. The second step extends considerably longer, from six months to over a year, as customers decide whether to move beyond the pilot programs to deployment of MeetingPoint on a company-wide basis.

    Our legacy connectivity product revenues have continued to decline, experiencing a sharp drop in the quarter ended October 1, 1999 as a result of purchasing delays associated with customer Year 2000 budgets. For the nine months ended October 1, 1999, legacy connectivity revenue declined 7% to $1,495,000 or 19% of total revenue from $1,613,000 or 29% in the nine months ended October 2, 1998.

    We continue to invest minimally in our legacy connectivity products, but believes that we are no longer dependent on the revenue streams generated by these product lines. There can be no assurance, however, that we will continue to be successful in generating server revenue in an amount sufficient to offset declines in revenue from our legacy connectivity products, or at all. The actual amount of revenue generated by our server products may vary significantly depending on a number of factors, including the unproven market status and acceptability of the products and significant and increasing competition for those products.

    COST OF REVENUE

    Cost of revenue consists principally of royalties and associated amortization of paid license fees relating to third-party software included in our products, and costs of product media, manuals, packaging materials, product localization for international markets, duplication and shipping. For the nine months ended October 1, 1999, cost of revenue increased to 21% from 19% in the nine months ended October 2, 1998. The increase in cost was attributable to the higher volume of camera bundles, which carry a higher cost than software-only products. The cost of revenue is expected to be lower in the future as the result of significantly lower royalty payments to a third party for T.120 technology.

    SALES AND MARKETING

    Sales and marketing expense consists primarily of costs associated with sales and marketing personnel, sales commissions, trade shows, advertising and promotional materials. For the nine months ended October 1, 1999, sales and marketing expense declined 8% to $5,209,000 from $5,675,000 in the nine months ended October 2, 1998. The increase in sales and marketing expense was driven primarily by increased trade show activity, marketing programs, and commission expense on higher sales volume.

    RESEARCH AND DEVELOPMENT

    Research and development expense consists primarily of costs of personnel and equipment. For the nine months ended October 1, 1999, research and development expense declined 13% to $3,373,000 from $3,855,000 from the nine months ended October 2, 1998. This decrease was principally attributable to lower headcount, contractors, and associated expenses.

    GENERAL AND ADMINISTRATIVE

    General and administrative expense consists of administrative, financial and general management activities, including legal, accounting and other professional fees. General and administrative expense decreased by 16% to $1,562,000 from $1,860,000 in the nine month periods ended October 1, 1999 and October 2, 1998. This decrease was primarily due to reduced telephone and communications expense, reduced rent, and lower supplies and freight expenses, all reflective of cost control measures in effect throughout 1999.

    PROVISION FOR INCOME TAXES

    Our provision for income taxes consists of federal alternative minimum taxes and state and foreign income taxes. We made no provision for income taxes for the nine months ended October 1, 1999 and October 2, 1998, as the result of net losses incurred during those periods and our expectation that we would incur a net loss for the fiscal year ending December 31, 1999. We expect that our effective tax rate for the foreseeable future will be lower than the combined federal and state statutory rate, primarily as a result of the realization of net operating loss carryforwards.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUE

    Total revenue decreased by 30% to $7,793,000 in 1998 from $11,052,000 in 1997.

    Revenue from conferencing software decreased by 9% to $5,781,000 in 1998 from $6,369,000 in 1997. This decrease resulted from a 41% decline in revenue from client conferencing software, which decreased to $2,833,000 in 1998 from $4,777,000 in 1997. The decline in client conferencing revenue was offset in part by an 85% increase in revenue from server conferencing software, which grew to $2,948,000 in 1998 from $1,592,000 in 1997. The growth in server conferencing revenue principally resulted from the release of MeetingPoint in November 1997 and ClassPoint in April 1998. The growth rate of server conferencing revenue has been determined in part by product performance and customer acceptance and adoption.

    Our legacy connectivity product sales continued to decline as we focused fewer resources on these older product lines. Legacy connectivity revenue declined by 43% to $2,226,000 in 1998 from $3,880,000 in 1997. The percentage of total revenue represented by revenue from legacy connectivity products decreased to 29% in 1998 from 35% in 1997. Maintenance and other revenue has decreased in conjunction with the decline in legacy connectivity revenue, as the majority of maintenance agreements historically have related to legacy connectivity products.

    Revenue from sales outside the United States comprised 26% of total revenue in 1998 and 27% of total revenue in 1997. See "Risk Factors--We face additional risks from our international operations."

    Sales to Ingram Micro represented 26% and 14% of our total revenue in each of 1998 and 1997. In addition, sales to Tech Data represented 14% of our total revenue in 1997. See "Risk Factors--We rely on two resellers for a significant portion of our total revenue."

    COST OF REVENUE

    Cost of revenue as a percentage of total revenue increased to 21% in 1998 as compared to 17% in 1997. The percentage increase resulted primarily from the increased sales volume of lower-margin servers as compared with higher-margin legacy connectivity products and, to a lesser extent, increased sales of lower-margin camera bundles in the fourth fiscal quarter of 1998.

    In May 1997, we renegotiated the terms of the license agreement to provide for a $1,000,000 prepayment of royalties in exchange for a decrease in the level of revenue-based royalties payable to the Cornell Research Foundation. The renegotiated terms were retroactive to January 1, 1997, and we remained subject to minimum royalty payments. In the fourth fiscal quarter of 1998, we acquired the Cornell Research Foundation's trademark and other intellectual property rights in CU-SeeMe, upon which our current versions of CU-SeeMe are based, and the related server technology, which underlies MeetingPoint. The purchase price for these rights consisted of (1) a note in the principal amount of $900,000, of which $300,000 is due on each of June 30, 2000, June 30, 2001 and June 30, 2002, and (2) warrants to purchase 150,000 shares of our common stock at a price of $1.00 per share. The warrants were issued in exchange for outstanding warrants issued previously to the Cornell Research Foundation; these prior warrants had an exchange price of $6.00 per share but otherwise had terms substantially identical to those of the new warrants. As a result of this acquisition, we are no longer required to pay any royalties to Cornell Research Foundation. See "Business--Proprietary Rights."

    SALES AND MARKETING

    Sales and marketing expense decreased by 3% to $7,739,000 in 1998 from $7,939,000 in 1997, and increased as a percentage of total revenue to 99% in 1998 from 72% in 1997. The dollar decrease in sales and marketing expense in 1998 was primarily attributable to decreased advertising, offset in part by increases in sales headcount and travel expense.

    RESEARCH AND DEVELOPMENT

    Research and development expense decreased by 12% to $5,042,000 in 1998 from $5,722,000 in 1997. Research and development expense represented 65% of total revenue for 1998 and 52% of total revenue for 1997. The dollar decrease in research and development expense was attributable primarily to reduced headcount and consulting support, as well as limited software supply spending. A company-wide restructuring in June 1997 reduced the number of research and development personnel, cost benefits of which were fully realized in 1998. See "Business" below.

    GENERAL AND ADMINISTRATIVE

    General and administrative expense decreased by 12% to $2,278,000 in 1998 from $2,586,000 in 1997. It represented 29% of total revenue in 1998 and 23% of total revenue in 1997. The dollar decrease in general and administrative expense was due primarily to reduced headcount, consolidation of operations conducted at our office in La Gaude, France, decreased legal fees, and a one-time $240,000 reversal of a portion of the reserve for the RSI Suits. See "Business--Legal Proceedings."

    RESTRUCTURING CHARGE

    In the second fiscal quarter of 1997, we reorganized our operations and recorded a restructuring charge in the amount of $661,000 as a result of a change in senior management and a reduction in our workforce. This amount consisted primarily of severance payments, outplacement expenses, and related fees for 26 employees who were laid off at the quarter end. The reorganization reflected our decision to focus our resources on our Web-based conferencing and connectivity products, and to terminate support, development, and sales of certain older product lines.

    In the third fiscal quarter of 1998, we reduced our total headcount by ten persons, of whom seven were engaged in research and development, one in general and administration activities, and two in marketing. We estimate that the reorganization will provide cost savings of approximately $1,000,000 annually. There was no restructuring charge recorded as a result of this transaction, and severance payments were charged to their respective operating expense line items. Severance payments outstanding at December 31, 1998 were immaterial.

    PROVISION FOR INCOME TAXES

    We recorded a tax provision of $5,000 for 1998 and $7,000 for 1997. At December 31, 1998, we had cumulative federal net operating loss carryforwards of $22,000,000.

LIQUIDITY AND CAPITAL RESOURCES

    We used cash of $8,283,000 in 1998, as compared with $8,594,000 in 1997. Cash used in 1998 was comprised largely of the following:

    - the net loss of $8,424,000;

    - cash payments of $770,000 in connection with the acquisition of assets from Labtam Communications (see "Business--Proprietary Rights");

    - $340,000 in licensing renewal fees; and

    - $191,000 in severance payments.

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
    These cash outlays were offset in part by receivable collections of $284,000 and the benefit of prepaid expenses in the amount of $436,000.

    Cash used in the nine months ended October 1, 1999 was $2,908,000, compared with $6,457,000 in the nine months ended October 2, 1998. The $2,908,000 was comprised primarily of the net loss of $3,776,000 and an increase in accounts receivable of $475,000, offset in part by the noncash impact of depreciation and amortization in the amount of $1,276,000. Cash used in the nine months ended October 2, 1998 consisted of the net loss of $6,413,000, approximately $700,000 in cash paid out in conjunction with the Labtam asset purchase, $543,000 in purchases of property, equipment, and third party software licenses, offset in part by the noncash effect of depreciation, amortization, and provision for bad debt of $830,000, and an increase in prepaid expenses of $284,000.

    On December 20, 1996, we entered into a commercial loan agreement with Fleet Bank-NH (the "Bank") providing for a $3,000,000 revolving line of credit and a separate term loan in the initial principal amount of $53,000. The revolving line of credit was subsequently extended through August 30, 1998. On
October 27, 1998, the line of credit was renewed and reduced to $1,000,000. On March 31, 1999, we elected to terminate our commercial loan agreement. We continue to maintain the term loan, which had a balance of $10,000 at October 1, 1999. Borrowings under the term loan are secured by substantially all of our assets, including a $515,000 certificate of deposit and all of our computer software products. Amounts outstanding under the term loan bear interest at the Bank's prime rate plus 0.5%.

    At December 1, 2000, we had cash and cash equivalents of $22.1 million and working capital of $23.0 million. We believe that our current cash and cash equivalents and funds generated from operations (if any) will be sufficient to fund our operations and capital expenditures through fiscal 2000. Thereafter, our liquidity will be materially dependent upon our internally generated funds and our ability to obtain funds from additional equity or debt financings from external sources. We continue to experience a negative cash flow each quarter. Our capital requirements may vary materially from those we now anticipate, depending on a number of factors including:

    - the level of our research and development activities;

    - the expansion of our facility and Network Operating Center and related staffing;

    - the rate of market acceptance of our software offerings; and

    - the success of our sales, marketing and distribution strategy.

    If we do not meet our goals with respect to revenue or if our costs are higher than anticipated, substantial additional funds may be required.

YEAR 2000 COMPLIANCE

    We formed a Year 2000 readiness team to evaluate all of our systems, including our information technology systems. Our internal team compiled a list of all computer applications and infrastructure to determine Year 2000 compliance. We identified and tested our seven mission-critical software programs and determined those systems to be Year 2000 compliant. These software programs represent Our mail server, web server (electronic storefront), ftp server, joint support/customer service/sales system, accounting and manufacturing system, source code monitoring system, and credit card authentication system. We have received Year 2000 readiness statements from a majority of our vendors. These vendors will be required to address compliance issues and to ensure these issues are resolved in a timely manner. In the event that our vendors are not fully year 2000 compliant, we could experience disruption and delays that could have a material adverse impact on operations. We have developed contingency plans to help alleviate potential problems resulting from vendor Year 2000 readiness issues.

    In addition, we tested our multimedia conferencing and legacy connectivity products for Year 2000 compliance. We determined that our conferencing products and most of our connectivity products are

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Year 2000 compliant. A few older connectivity products are not Year 2000 compliant. We have no plans to update the code on these older connectivity products and will not market these products in 2000. We have offered to sell the code for these older products to customers in the installed base, in order to allow the customers to choose to fix the code or to migrate to a new software package. The revenue amount related to selling these older non-compliant connectivity products will not be material.

    We did not engage any outside support to assist in the Year 2000 compliance process. Our out-of-pocket expenses for this process totalled less than $50,000 and related principally to the purchase of testing equipment and software.

    To date, we have not experienced any Year 2000 related problems with any of our systems.

INFLATION

Although certain of our expenses increase with general inflation in the economy, inflation has not had a material impact on our financial condition or results of operations to date.

RECENT ACCOUNTING PRONOUNCEMENTS

    We adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"), in fiscal 1998. SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. Our chief decision maker, as defined under SFAS 131, is Killko Caballero, our Chief Executive Officer and President. To date, we have viewed our operations as principally one segment, software sales and associated services. As a result, the financial information disclosed in our consolidated financial statements materially represents all of the financial information related to our principal operating segment.

    Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The adoption of SFAS 133 is not expected to have a material impact on our financial position or results of operations.

    Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the estimated useful life of the software. Statement of Position 98-1 is effective for us as of January 1, 1999. The adoption of Statement of Position 98-1 has not had a material impact on our financial position or results of operations.

    Statement of Position 98-4, Deferrral of the Effective Date of a Provision of Statement of Position 97-2, Software Revenue Recognition, with Respect to Certain Transactions, modifies certain provisions of Statement of Position 97-2. Our accounting policy on software revenue recognition currently is in compliance with Statement of Position 97-2, as amended by Statement of Position 98-4, and adoption of this Statement of Position, as currently issued, has not had a material impact on our financial position or results of operations.

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                                    BUSINESS

OVERVIEW

    We develop, market and support desktop multimedia software that facilitates worldwide video and audio communication and data collaboration across the Internet, intranets, extranets and other networks using the Internet protocol.

    Our group conferencing software products, CU-SeeMe, CU-SeeMe Web and MeetingPoint, create a client-server solution that allows users to participate in real-time, multipoint, multimedia conferences from the users' desktop computers, using existing Internet, intranet and extranet connections. By developing multimedia conferencing products that require no proprietary hardware, we are able to offer multimedia conferencing at a substantially lower price than vendors of traditional hardware-based systems and thereby encourage businesses and others to adopt multimedia conferencing as a mass communication medium.

    - CU-SEEME is our desktop multimedia conferencing client software for interacting with others using full color video, audio, typed text and whiteboard communication. CU-SeeMe can be used over the Internet or any Internet protocol-based network. CU-SeeMe has afforded us brand name recognition, an installed base and a time-to-market advantage over other vendors seeking to develop software multimedia conferencing solutions. We continue to develop and expand our CU-SeeMe offering. In November 1998, we began delivering CU-SeeMe 3.1.2, which includes an improved Contact List feature. In March 1999, we began delivering CU-SeeMe Pro, a next-generation multimedia conferencing client targeted at the enterprise market. CU-SeeMe Pro includes a new user interface, feature and performance enhancements that make it particularly suited for business and educational applications, and integrated T.120 data collaboration via Microsoft NetMeeting. T.120 is the protocol that defines whiteboard, application sharing and data collaboration for multipoint conferencing applications. We offer CU-SeeMe as packaged software and directly over the Internet. We also offer CU-SeeMe as a bundled package with MeetingPoint, with our private label camera, the CU-SeeMe Cam, and with third-party cameras.

    - MEETINGPOINT is our Internet multimedia conferencing server software. Introduced in November 1997, MeetingPoint was the first multimedia conferencing server software to implement the International Telecommunications Union H.323 standard for conferencing over packet networks. MeetingPoint enables multipoint group conferences and full interoperability between users of H.323 standard clients, including Microsoft NetMeeting, Intel ProShare and PictureTel LiveLAN. In September 1998, we released MeetingPoint 3.5, which incorporated major improvements in audio mixing, video switching and interoperability, as well as improved conference administration capabilities for scheduling, bandwidth management and security. In May 1998, we commenced commercial shipment of MeetingPoint for Solaris, a UNIX-based user environment developed by Sun Microsystems. MeetingPoint for Solaris is the only software-only conferencing server available on a UNIX platform.

    Building upon our core CU-SeeMe and MeetingPoint technologies, we introduced ClassPoint, our distance learning and training software, in April 1998. ClassPoint is a MeetingPoint add-on offering instructor-controlled learning environment with multipoint video and audio, instructor-led Web tours, Web-based class set-up and scheduling, and whiteboard and application sharing. We believe ClassPoint was the first completely integrated distance learning solution with real-time, two-way interaction with audio, video and data. ClassPoint received recognition as ADVANCED IMAGING magazine's Solution of the Year 1998 in the category "Interactive Imaging & Communication, or Multimedia," as well as DVC's "Networked Multimedia Award" for Best New Business Conferencing Product.

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
    We also offer desktop X Windows and terminal emulation software. Our legacy emulation products, WebTerm X, eXodus and 5PM Term, allow businesses and other organizations to access data and applications residing on host workstations, mini-computers and mainframe computers from most widely used desktop operating systems. WebTerm is our implementation of the X server on Windows 95, 98 and NT, running in a browser environment. In November 1998, we introduced WebTerm X 2.0, which embodies technology previously developed in connection with our eXodus for Mac.

    In 1998, we enhanced our internally developed technology through two technology acquisitions:

    - In December 1998 we acquired from Cornell Research Foundation the trademark and other intellectual property rights underlying certain CU-SeeMe and MeetingPoint technologies. We previously had licensed these technologies from Cornell Research Foundation.

    - In July 1998 we purchased certain assets, including intellectual property, comprising certain T.120 whiteboard and data collaboration technology from Labtam Communications, an Australian corporation. We are incorporating the purchased technology into our MeetingPoint and ClassPoint conferencing solutions.

    - In March 1999 we filed a patent for systems and methods for continuous presence video conferencing.

    - In October 1999, we introduced our CU-SeeMe Web software which provides multipoint video instant messaging over the Internet.

STRATEGY

    Our objective is to be a leading supplier of multimedia conferencing solutions. To achieve this objective, we are implementing the following strategies:

    MAINTAIN TECHNOLOGICAL LEADERSHIP. Since 1996, we have developed and introduced leading-edge technology for the Internet protocol-based group conferencing market.

    - CU-SeeMe Web was named INTERNET TECHNOLOGY magazine's 1999 "Product of the Year" in the multimedia conferencing category, and CALL CENTER SOLUTION magazine's "1999 Product of the Year" in the interactive video webcommunications category.

    - CU-SeeMe, introduced in March 1996, was the first commercially available Internet-based multimedia conferencing product. CU-SeeMe has been featured in a number of on-line and industry publications and won a substantial number of awards in its three years of commercial availability, including:
      CTI MAGAZINE's 1998 "Editors' Choice Award," C/net's Best Buy designation in January 1997, PC COMPUTING magazine's five-star rating in February 1997, its "A-List" designation in September 1997 and its "1997 Most Valuable Product Award" in the Web Communications category, CTI MAGAZINE's 1997 "Editors' Choice Award," NEW MEDIA magazine's "1996 Hyper Award for Best Conferencing Software," and BYTE magazine's "Best of PC Expo '96 Winner." CU-SeeMe currently is the only desktop conferencing client capable of displaying up to twelve simultaneous video windows.

    - MeetingPoint, introduced in November 1997, was the industry's first H.323 compliant multimedia conferencing server and remains the only H.323 compliant multimedia conferencing server on a Solaris platform. MeetingPoint has received a number of awards, including CTI MAGAZINE's "1997 Product of the Year," "1998 Product of the Year," and "1999 Product of the Year" in the "Video Conferencing" category and INTERNET TELEPHONY magazine's "1997 Editors' Choice Award" and "1998 Product of the Year." The announcement of continuous presence, which began shipping commercially in the second fiscal quarter of 1999, further demonstrated our technological leadership in the fledgling H.323 server market.

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
    - ClassPoint, which began shipping commercially in April 1998, builds upon the CU-SeeMe and MeetingPoint group conferencing technology to create an innovative distance learning and distance training solution for educational, corporate and governmental organizations. ClassPoint was named "Solution of the Year 1998" by ADVANCED IMAGING magazine and "Best New Business Conferencing Product" at DVC '98 Spring. ClassPoint won MEDIA AND METHODS magazine's 1999 Portfolio Award.

    We intend to extend our leadership position in Internet protocol-based conferencing by continuing to invest in research and development and to build upon our existing technology. For example, we have identified growing market demand for voice over Internet protocol networks, or "VoIP," and believe that much of the technology needed to enable VoIP is embedded in our H.323 standards-based solutions.

    FOCUS ON MARKET FOR MEETINGPOINT. We believe our future success will depend significantly on our ability to market MeetingPoint. We believe that opportunities exist to market MeetingPoint to Internet service providers, corporations and other entities seeking to enable and promote multimedia group conferencing. Based on the number of concurrent ports sold in a highly nascent market space, we estimate that, since the introduction of MeetingPoint in 1997, MeetingPoint has accounted for substantially all of the revenue from the software H.323 market and a significant majority of the revenue from the combined hardware and software H.323 market. We believe that our leadership position in this market space has positioned us to achieve revenue growth as the
H.323 market matures and expands.

    LEVERAGE CORE CONFERENCING TECHNOLOGY TO DEVELOP APPLICATIONS FOR VERTICAL MARKETS. We intend to build on our core CU-SeeMe and MeetingPoint technology in order to develop and market integrated and application-oriented solutions for key vertical markets, including applications that evidence the market trend toward converged networks:

    - We believe the market for group conferencing is in the early stages of a migration from the large, proprietary room-based conferencing systems embodying the H.320 standard to desktop conferencing solutions based on the newer H.323 standard. Desktop multimedia conferencing is a relatively new phenomenon. Since the majority of potential group conferencing sites today have no solution whatsoever, we believe that users will find an
      H.323 videoconferencing solution less expensive and more easily integrated than an H.320 product. Also, our software products seamlessly allow H.320 users to communicate visually with H.323 users, providing a cost effective migration path for corporate entities that wish to preserve their investment in H.320 equipment as they migrate to an Internet protocol-based H.323 environment.

    - We have identified market segments that desire simple data collaboration, such as whiteboard sharing, that can be enabled using our technology. Enterprises in these market segments are seeking data collaboration until their internal networks are upgraded to manage the increased bandwidth required by multiparty group conferencing. Our existing products offer data collaboration support and can migrate easily to full multimedia application support.

    - The increasing pervasiveness and comparatively low cost of Internet protocol-based networks are driving enterprises to investigate the use of Internet protocol-based networks as a transport mechanism for voice applications. Much of the technology required to enable VoIP is already embedded within our products.

    Our scalable, cost-effective, software-based support for converged network applications offers a platform for enterprises to reduce their costs while enabling improvements in productivity.

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
    BUILD INTELLECTUAL PROPERTY PORTFOLIO. Our success depends heavily upon our proprietary technology. We have taken several steps designed to increase and strengthen our portfolio of proprietary rights:

    - In July 1998, we purchased certain assets, including intellectual property, comprising certain T.120 whiteboard and data collaboration technology from Labtam Communications. We have incorporated the purchased technology into our MeetingPoint and ClassPoint conferencing solutions.

    - In November 1998, we acquired ownership of the trademark, source code and all intellectual property rights to the CU-SeeMe and MeetingPoint technologies from Cornell Research Foundation. This acquisition not only strengthened our intellectual property portfolio, enabling further development and improvement upon the existing technologies, but also secured the worldwide CU-SeeMe community that existed in large part through Cornell's freeware population while providing that same community with a logical upgrade path.

    - In December 1998, we acquired from RADVision a one-time source code snapshot of H.323 protocol stack. This acquisition will allow us to modify and enhance the code embedded in our products.

    - In March 1999, we applied for a patent on a portion of the technology underlying the continuous presence feature of MeetingPoint.

    - In October 1999, we introduced CU-SeeMe Web.

    We intend to continue to build our intellectual property portfolio in order to provide it with maximum control over the use of the technology underlying our group conferencing products.

PRODUCTS

    MULTIMEDIA CONFERENCING

    Our multimedia conferencing products, CU-SeeMe, MeetingPoint and ClassPoint, provide real-time, multipoint video and audio communication and data solution over the Internet, intranets, extranets and other networks using the Internet protocol. By developing multimedia conferencing products that require no proprietary hardware, we are able to offer multimedia conferencing at a substantially lower price than vendors of traditional hardware-based systems and thereby encourage businesses and others to adopt multimedia conferencing as a mass communication medium. Our CU-SeeMe product has afforded us brand name recognition, an installed base and a time-to-market advantage over other vendors seeking to develop software multimedia conferencing solutions.

    CU-SEEME WEB

    CU-SeeMe Web, building on the CU-SeeMe technology, enables live audio, video and text chat to be embedded in a standard web browser. CU-SeeMe Web can enhance existing interactive, collaborative applications with real-time video and audio, enabling on-demand Visual Instant Messaging, web-based videochat, live interactive web events, and face-to-face, on-line call centers for ecommerce and support services.

    Internet portals and web sites can utilize CU-SeeMe Web to customize their web pages with new interactive features that will attract more visitors to their sites and keep them there for longer periods of time. Internet Service Providers, or ISPs, and Applications Service Providers, or ASPs, can offer value-added services to their business and consumer customers. Electronic commerce sites can offer live, personalized assistance to buyers while they are in the process of shopping online. CU-SeeMe Web gives Internet web sites a new set of tools to grow membership, create online communications, increase revenue streams, and offer services that have not previously been available.

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    Introduced in October 1999, CU-SeeMe Web began shipping in January 2000.
CU-SeeMe Web was named 1999 INTERNET TELEPHONY magazine's "Product of the Year" award for the multimedia conferencing category, and CALL CENTER SOLUTION magazine's "1999 Product of the Year" in the interactive video web communications category.

    CU-SEEME

    CU-SeeMe is our desktop multimedia conferencing software for real time person-to-person or group conferencing. CU-SeeMe works in conjunction with our MeetingPoint conference server to provide a complete software-based, multipoint conferencing solution.

    CU-SeeMe can be used over the Internet or any Internet protocol-based network, providing the user with the power to communicate globally without expensive hardware. By operating over the Internet, CU-SeeMe substantially broadens the base of businesses, organizations and individuals able to engage in multimedia conferencing. This software-only solution runs on both Windows and Macintosh platforms and offers full-color video, audio, chat window and whiteboard communications. The user can participate in "live over the Internet" conferences, broadcasts or chats. CU-SeeMe can be launched directly from Web pages with the user's favorite Web browser, using 28.8 Kbps modem, ISDN link or better. For audio-only telephony use, CU-SeeMe works effectively over a 14.4 Kbps modem. CU-SeeMe is the only desktop conferencing client capable of displaying up to twelve simultaneous video windows, allowing the user to see everyone in a small-group conference without video switching. CU-SeeMe also is the only cross-platform product capable of H.323 interoperability on Windows 95, 98 and NT and MacOS.

    The initial version of CU-SeeMe, introduced in March 1996, was the first commercially available Internet-based multimedia conferencing product. CU-SeeMe has been featured in a number of on-line and industry publications and has won a substantial number of awards in its three years of commercial availability, including:

    - C/net's Best Buy designation in January 1997,

    - PC COMPUTING magazine's five-star rating in February 1997, "A-List" designation in September 1997 and "1997 Most Valuable Product Award" in the Web Communications category,

    - CTI MAGAZINE'S 1997 "Editors' Choice Award,"

    - NEW MEDIA magazine's "1996 Hyper Award for Best Conferencing Software," and

    - BYTE magazine's "Best of PC Expo "96 Winner."

    We currently offer two versions of CU-SeeMe:

    - CU-SeeMe 3.1.2 began shipping in February 1999 and includes Contact List feature. CU-SeeMe 3.1.2 is available on Windows 95, 98 and NT and MacOS platforms, but with the introduction of CU-SeeMe Pro, we expects future sales of CU-SeeMe 3.1.2 to be made principally to Macintosh users and original equipment manufacturers. CU-SeeMe has a suggested retail price of $99.

    - CU-SeeMe Pro began shipping in March 1999. CU-SeeMe Pro represented the first major release of CU-SeeMe in nearly two years and is available on Windows 95, 98 and NT platforms. CU-SeeMe Pro, which has a suggested retail price of $99, includes the following features:

     - full H.323 support, enabling direct interoperability with other H.323 clients such as Microsoft NetMeeting, Intel ProShare and PictureTel LiveLAN;

     - integrated desktop application sharing, whiteboard and data collaboration via Microsoft NetMeeting;

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
     - a set-up wizard that automatically defines the optimal settings based on the user's network connection and capture device; and

     - a "Conference Companion" that simplifies the way users make connections, keep a contact list and access directory services. This new feature replaces the address list found in prior versions and enables a user to make a connection using only an e-mail address as opposed to an Internet protocol address. It includes a Web-based home page that can be customized for internal use by businesses.

    We ship CU-SeeMe as packaged software and also make CU-SeeMe available for downloading over the Internet. We also offer CU-SeeMe as a bundled package with MeetingPoint and with third-party cameras. In December 1998, we began shipping CU-SeeMe bundled with our private label camera, the CU-SeeMe Cam, a parallel port, 256 color desktop camera. The CU-SeeMe Cam bundled package has a suggested list price of $99.

    In March 1999, we introduced our portal Web site, WWW.CUSEEMEWORLD.COM. We believe CU-SeeMe World will help promote CU-SeeMe and MeetingPoint sales by:

    - building a centralized community of group conferencing users;

    - facilitating user interaction through the utilization of member directories, Web-based Internet Locator Service for locating users online, "safe" e-mail interchange in which e-mail addresses are masked and users exchange e-mail via user names, and threaded discussion groups;

    - generating strategic alliances through sponsorships and partnering opportunities; and

    - encouraging content providers to offer structured conferencing and programming.

    We believe that successful management of the site will not only promote CU-SeeMe and MeetingPoint sales, but will generate advertising revenue and strategic alliances through sponsorships and partnering opportunities.

    MEETINGPOINT

    MeetingPoint, the software-only server component of our multimedia conferencing solution, allows users of CU-SeeMe to participate in multipoint, multimedia conferences with a nearly unlimited number of users. Administrators create and host conferences using MeetingPoint. End-users then connect to the conference, using either CU-SeeMe or any other third-party H.323 compliant multimedia conferencing client product. MeetingPoint's core "multimedia router" technology enables the group interaction to take place by "routing" it to the other conference participants. MeetingPoint solves the complex problem of enabling real-time multipoint communication over the Internet between users operating at different connection speeds without degrading the quality of the entire conference to that of the slowest connection speed.

    MeetingPoint, introduced in November 1997, was the industry's first H.323 compliant multimedia conferencing server. MeetingPoint's software-only architecture makes it scalable and deployable over a variety of hardware platforms and operating systems, including Windows NT and Solaris, a UNIX-based user environment developed by Sun Microsystems. MeetingPoint for Solaris is the only software-only conferencing server available on a UNIX platform. MeetingPoint received two leading industry awards within the first few months of its release: "1997 Product of the Year" by CTI MAGAZINE in the "Video Conferencing" category and the "1997 Editors' Choice Award" from INTERNET TELEPHONY magazine. It garnered "1998 Product of the Year" from both CTI MAGAZINE and INTERNET TELEPHONY magazine during its first year of shipment.

    In September 1998, we released MeetingPoint 3.5, which incorporated major improvements in audio mixing, video switching and interoperability, as well as improved conference administration

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capabilities for scheduling, bandwidth management and security. MeetingPoint
3.5.1, the current version of MeetingPoint for both NT and Solaris platforms, was initially shipped in February 1999. In addition, in May 1998 we commenced commercial shipment of MeetingPoint for Solaris, a UNIX-based user environment developed by Sun Microsystems. MeetingPoint for Solaris is the only conferencing server software available on a UNIX platform.

    MeetingPoint server version 4.0, introduced in July 1999, includes core optimizations, as well as add-on components for specialized functions. These include continuous presence, the ability to view multiple video windows simultaneously, and streaming media integration, features that have not previously been available for standards-based conferencing over the Internet or an IP network. Both enhance the conferencing experience for end-users and extend the potential reach of live, face-to-face communication. Version 4.0 of MeetingPoint also includes full integration of the Labtam T.120 technology that White Pine purchased in July 1998. This integration improves the performance and scalability for data collaboration across networks.

    The continuous presence option for MeetingPoint enables the server to combine four streams of video into one split-screen image that is delivered to participating client endpoints. Standard H.323 endpoints such as Microsoft NetMeeting and Intel Proshare, which have previously been limited to showing a single incoming video window, can now show multiple video windows. MeetingPoint with continuous presence allows the end user a more user-friendly and intuitive conference experience than traditional video switching. If there are more than four participants in a conference, the end user will see the last four participants who have spoken.

    MeetingPoint is able to manage the amount of network resources that are consumed as it hosts any type of group conference. The use of Internet protocol-based networks for real-time communication is beginning a phase of significant growth, with thousands of new users every day and creative new applications being discovered weekly. However, multimedia requires significant bandwidth. While emerging technologies like Fast Ethernet, ADSL and high-speed cable modems promise expanded bandwidth in the near future, today most users face network constraints. Home users, for example, are usually limited to 28.8 Kbps modem connections. Business, governmental and educational enterprises may have 10 Mbps modem local area networks, but these are used for a variety of traditional, mission-critical applications such as file sharing, e-mail and printing. Even network service providers are challenged to stretch their network resources to cover rapidly growing customer traffic. In those rare instances where bandwidth is plentiful, it comes at a relatively high cost, especially for wide area network links. Because of these network constraints, MeetingPoint's bandwidth management capability allows users to make the most of the new collaboration, entertainment and learning possibilities that network-based multimedia communications create, without having to make expensive upgrades to the user's existing network infrastructure.

    MeetingPoint's ability to manage the use of network resources while hosting group conferencing arises from its core multimedia router technology. This technology is focused on a single, very specific task: routing real-time multimedia information among clients participating in group communications. MeetingPoint manages and limits bandwidth use by using built-in intelligence regarding the specific nature of multimedia data and real-time group communications. Increased economies are achieved when wide-area communications are routed through servers spread out across an organization's network, either to network service provider "points of presence" or to remote offices on an intranet.

    In October 1998, we became the first company to demonstrate continuous presence for H.323 conferencing, as an add-on to MeetingPoint. Continuous presence enhances the conferencing experience by enabling the conference participants to see up to four video windows at one time. Prior to the continuous presence capability, H.323 client users could only see the participant that was talking, and not any of the other participants. We made it possible, for the first time, for many popular H.323 clients in a multipoint group conferencing environment to utilize continuous presence, including users

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
of Microsoft NetMeeting, Intel ProShare and PictureTel LiveLAN. Continuous Presence is delivered to these desktop H.323 clients through a software add-on option to our MeetingPoint and represents a feature add previously only available through H.320 conferencing. Continuous presence was made generally available to the public in the second fiscal quarter of 1999.

    MeetingPoint 4.0 has a suggested retail price of $8,995 for a server with 10 user connections. We also offer MeetingPoint 4.0 at higher prices for up to 100 users; capacity beyond 100 users may be obtained by linking two or more MeetingPoint servers. We also license CU-SeeMe and MeetingPoint as a bundled package and offer site licenses and volume discounts for larger purchases.

    CLASSPOINT

    ClassPoint, our first server solution, builds upon our CU-SeeMe and MeetingPoint group conferencing technology to create a distance learning and distance training solution. ClassPoint creates an instructor-led "virtual classroom" that facilitates distance learning in any environment where an instructor and students are in different locations. Because it enables the fundamental interaction between the instructor and students, ClassPoint can be used in classes for kindergarten through high school, or "K-12," in courses for colleges and universities, and in home schooling. ClassPoint also offers opportunities for distance training by businesses, government organizations and others. ClassPoint enables simultaneous, real-time audio and video communications, text chat, whiteboard sharing and Web touring. It also provides a Web-based framework for materials to be shared before and after classes and training sessions.

    ClassPoint, which began shipping commercially in April 1998, was named "Solution of the Year 1998" by ADVANCED IMAGING magazine and "Best New Business Conferencing Product" at DVC '98 Spring. ClassPoint provides a framework for education that can be used in a number of applications. K-12 schools can use ClassPoint to connect children and classrooms together from different cultures, bring in guest lecturers, facilitate home schooling, enable teacher mentoring programs and conduct moderated parent conferences. Colleges and universities can use ClassPoint to increase their full-time enrollment by offering distance learning courses. ClassPoint also enables colleges and universities to conduct on-line lab and tutoring sessions, and to offer adult continuing education in partnership with business and government. ClassPoint makes corporate training increasingly accessible to all levels of employees by bringing it to the desktop, enabling businesses to improve the availability and reach of their training programs with a cost-efficient solution.

    We offer licenses of ClassPoint in 10-, 25- and 50-user bundles, with prices ranging from $6,395 to $22,995 for businesses and from $5,095 to $17,995 for education, government and non-profit organizations. We also offer site licenses and volume discounts for larger purchases.

LEGACY SYSTEM CONNECTIVITY

    Our legacy emulation products, WebTerm X, eXodus and 5PM Term, allow businesses and other organizations to access data and applications residing on host workstations, mini-computers and mainframe computers from most widely used desktop operating systems. WebTerm X, which allows users to access host applications from within a Web browser, is a suite of products geared to providing advanced intranet solutions to corporations, educational organizations and government agencies. Our eXodus and 5PM Term products allow users throughout an enterprise to access mission-critical data and applications residing on legacy systems. These software products are competitively priced and designed to be easy to use, and they include a comprehensive set of features allowing for seamless integration with existing enterprise systems and newer intranet applications.

    BACKGROUND

    Terminal emulators were developed in the early 1980s to mimic "dumb" terminals that linked users to mainframe computers through a variety of proprietary communication protocols. Subsequently, vendors developed cost-effective, software-only products that both enabled personal computers to emulate text terminals for a variety of mainframe platforms and capitalized on the expanded graphical capabilities of personal computers by developing high-end, graphical software emulators. Software terminal emulation, which can now be performed over the Internet through the Internet protocol, continues to provide easier and wider access to mission-critical data and applications residing on enterprise legacy systems.

    In 1984, software engineers at the Massachusetts Institute of Technology broadly expanded enterprise connectivity by developing X Windows as a standard, independent of platforms, networks and operating systems, for workstations and personal computers. X Windows, which is based on a client-server computing model, permits a user to run multiple graphical applications simultaneously on a variety of platforms from a single X Windows terminal. Since 1990, virtually all X Windows applications have used Internet protocol-based networks to establish connectivity for desktop personal computers, enabling large numbers of personal computers to access data and applications across the enterprise, regardless of the platform, network or operating system.

    WEBTERM X

    WebTerm X provides the means for Windows and MacOS users to access critical information on a corporate intranet through their Web browsers. WebTerm X can be used to:

    - embed live, interactive terminal emulators and X Windows applications within users' Web browser;

    - centrally administer all configurations and updates from one location with no user involvement; and

    - automate interactions in the host window, reducing or eliminating end-user application training.

    In April 1998 we introduced WebTerm X 2.0, which embodies technology previously developed in connection with our eXodus for Mac. WebTerm X 2.0 gives Windows 95, 98 and NT users access to X Windows applications from their Web browser and as a stand-alone application. The WebTerm X Administrator is a Webmaster or system administrator tool that centrally configures Web pages with X Windows sessions.

    Single-user WebTerm X products have suggested retail prices of $169 to $229. We also offer site licenses and volume discounts for larger purchases.

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
    EXODUS

    eXodus is our family of X Windows connectivity products. Running on all Windows-based systems and Macintosh platforms, eXodus is a comprehensive connectivity package that provides easy access to all X Windows applications, as well as many other legacy applications. eXodus provides the solution for connecting to Unix, VMS and Windows NT environments via the X Windows protocol. Connections to popular X Windows environments such as Common Desktop Environment, Sun Open Windows, Hewlett Packard HP-VUE and Digital DECwindows are seamless and simple.

    The eXodus software for a single-user has a suggested retail price of $295 for either Windows or Macintosh. We also offer site licenses and volume discounts for larger purchases.

    5PM TERM

    5PM Term is a modular terminal emulation solution providing connections from Windows and Macintosh desktops to IBM Mainframe, AS/400, UNIX, VAX and HP hosts. 5PM Term replaces terminal screens and offers value-added features that enable organizations to customize their environment with productivity enhancements like multiple sessions, WatchMe macro scripting, HotKeys, HotSpots, keyboard macros, toolbars, graphical keyboard mapping, full-screen support, and on-line help. 5PM Term also has its own script editor with macro recording function, which allows the non-technical user to create and modify the user's own macros directly in 5PM Term.

    5PM Term for a single user has a suggested retail price of between $249 and $399, depending upon the platform. We also offer site licenses and volume discounts for larger purchases.

RESEARCH AND DEVELOPMENT

    Our research and development activities traditionally have been separated between legacy connectivity products and group conferencing products. We believe our future success depends on our group conferencing solutions, and we have been migrating our research and development resources from legacy connectivity technology to group conferencing technology. Approximately 93% of research and development expense in 1998 was attributable to development of group conferencing products, compared with 87% in 1997 and 42% in 1996. We expect the percentage of our research and development resources devoted to group conferencing products to increase further in the foreseeable future, as we intend to continue to limit our legacy connectivity research and development to maintenance of existing products.

MARKETING AND DISTRIBUTION

    We market and sell our products through a combination of distributors, original equipment manufacturers and strategic partners, our Certified Alliance Partners program for resellers, our direct sales organization, and directly over the Internet. Our sales force is located in Nashua, New Hampshire and La Gaude, France. We maintain a Web site at WWW.WPINE.COM and WWW.CUSEEME.COM where prospective customers can obtain information about our products and services and download our multimedia conferencing products and WebTerm X. We conduct marketing programs, including direct mail, advertising, public relations and product literature, to support each of our sale channels and to position and promote our products and services. Marketing personnel provide price lists and product descriptions and assist the direct sales force through lead generation and sales training.

    Our primary strategy for marketing and distributing our group conferencing products is to establish new strategic and original equipment manufacturer relationships and extend existing relationships with multinational firms that provide particular marketing or distribution opportunities or technological capabilities for our group conferencing products. We have already established distribution relationships in Austria, Australia, Belgium, Egypt, Finland, France, Germany, Greece, Hong Kong, Hungary, Israel,

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
Italy, Japan, Korea, Netherlands, Norway, Slovania, South Africa, Spain, Sweden, Switzerland and the United Kingdom. We have also formed original equipment manufacturer or bundling relationships in order to provide customers with turnkey solutions and to facilitate product sales through distribution channels. Since 1996, we have employed Tech Data and Ingram Micro as distributors to deliver CU-SeeMe to consumers through retail channels including store chains and superstores.

    On March 1, 1999, we announced our portal Web site, CU-SeeMe World. We believe this Web site will help to promote CU-SeeMe and MeetingPoint sales by:

    - building a centralized community of all group conferencing users;

    - facilitating user interaction through the utilization of member directories, Web-based ILS lookup, "safe" e-mail interchange (e-mail addresses are masked and users exchange e-mail via user names), and threaded discussion groups;

    - generating strategic alliances through sponsorships and partnering opportunities; and

    - encouraging content providers to offer structured conferencing and programming.

    We market and sell our legacy connectivity products in the United States through our direct sales force and distributors and in other countries primarily through distributor relationships.

CUSTOMERS

    Our customers include businesses, educational institutions, government organizations and individual consumers. We sell our software to end users and to original equipment manufacturers that bundle our software with other products.

    Sales to Ingram Micro represented 26% of our total revenue in 1998 and 14% of our total revenue in 1997. Sales to Tech Data represented 14% of our total revenue in 1997. The loss, of or a significant curtailment of purchases by, these distributors, including a loss or curtailment due to factors outside of our control, would have a material adverse effect on our business.

CUSTOMER SERVICE AND SUPPORT

    We are committed to maintaining customer satisfaction and loyalty. We employ technical customer representatives located in Nashua, New Hampshire and La Gaude, France to support and service our customer base. Certain of our distributors and original equipment manufacturer customers maintain separate customer support organizations for their respective customers. We provide back-up support to those organizations.

    We maintain a technical support hotline to answer customer inquiries and provide an on-line database of technical product information. Our support staff also responds to e-mail inquiries and monitors several e-mail mailing lists. Customer support specialists diagnose and solve technical problems related not only to our products but also to other hardware and software with which our products may interact. We track all support requests, including current status reports and historical customer interaction logs, using a series of customer databases. We use customer feedback as a source of ideas for product improvements and enhancements.

    In February 1999, we began charging CU-SeeMe customers for technical support on a per-incident basis if they are not covered by a maintenance contract. Customers of MeetingPoint, ClassPoint and our legacy connectivity products can obtain service and support through our support program, which for a fee entitles customers to priority service through a toll-free number. The support program also affords customers, at no additional cost, automatic shipments of all enhancements and upgrades for licensed products.

PROPRIETARY RIGHTS

    Our success is heavily dependent upon our proprietary technology. We currently have no patents and rely primarily on copyright, trademark and trade secrets law, as well as employee and third-party non-disclosure agreements, to protect our intellectual property. We have applied for a patent on a portion of the technology underlying the continuous presence feature of MeetingPoint. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of our technology or independent development by others of similar technology. Litigation may be necessary to enforce our intellectual property rights or to protect our trade secrets. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations. Moreover, while we believe that our products and technology do not infringe the proprietary rights of others, there can be no assurance that third parties will not assert infringement and other claims against us or that such claims will not be successful. See "Risk Factors--We may be unable to protect our proprietary technology."

    ACQUISITION OF TECHNOLOGY FROM CORNELL RESEARCH FOUNDATION

    Our multimedia conferencing products, CU-SeeMe and MeetingPoint, are commercial, enhanced versions of Freeware CU-SeeMe and its related server. Freeware CU-SeeMe and its related server were developed by a research institute at Cornell University and are freely available on the Web. In June 1995, we entered into a software license agreement with Cornell Research Foundation that granted to us the exclusive worldwide right to develop, modify, market, distribute and sublicense commercial versions of Freeware CU-SeeMe and its related server, as well as the rights to appoint licensee distributors and to use the trademark "CU-SeeMe."

    We commenced shipments of the initial commercial versions of CU-SeeMe in March 1996 and the Web Reflector (the predecessor of MeetingPoint) in May 1996. In May 1997, we renegotiated the terms of the license agreement to provide for a $1,000,000 prepayment of royalties in exchange for a decrease in the level of revenue-based royalties payable to Cornell Research Foundation. The renegotiated terms were retroactive to January 1, 1997, and we remained subject to minimum royalty payments.

    In November 1998, we acquired Cornell Research Foundation's trademark and other intellectual property rights in Freeware CU-SeeMe, upon which our current versions of CU-SeeMe are based, and the related server technology, which underlies MeetingPoint. Our management anticipates that the acquisition will facilitate further development and improvement of currently existing technologies. In addition, we believe that the acquisition will secure the worldwide CU-SeeMe community that existed in large part through the users of Freeware CU-SeeMe and will providing that community with a logical upgrade path. The purchase price for these rights consisted of (a) a note in the principal amount of $900,000, of which $300,000 is due on each of June 30, 2000, June 30, 2001 and June 30, 2002, and (b) warrants to purchase 150,000 shares of our common stock at a price of $1.00 per share. The warrants were issued in exchange for outstanding warrants issued previously to Cornell Research Foundation; these prior warrants had an exercise price of $6.00 per share but otherwise had terms substantially identical to those of the new warrants.

    ACQUISITION OF TECHNOLOGY FROM LABTAM COMMUNICATIONS

    In July 1998, we purchased certain assets, including intellectual property, comprising certain T.120 whiteboard and data collaboration technology from Labtam Communications, an Australian corporation. The purchase price for these assets consisted of 900,000 shares of our common stock and cash payments of U.S.$628,000 in July 1998 and A$201,606 (or U.S.$133,000) in January 1999. The
terms of, and consideration paid in, this transaction were the result of arm's length negotiations with Labtam Communications, which had no relationship to us prior to the transaction. We have

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
incorporated the purchased T.120 technology into our MeetingPoint and ClassPoint software. T.120 is the protocol that defines whiteboard, application sharing and data collaboration for multipoint conferencing applications.

    TECHNOLOGY ACQUISITION FROM RADVISION

    In December 1998, we acquired from RADVision a one-time source code snapshot of a H.323 protocol stack. This acquisition will allow us to modify and enhance certain source code embedded in our products.

COMPETITION

    The market for multimedia conferencing products and services is extremely competitive, and we expect that competition will intensify in the future. We believe that the principal competitive factors in the multimedia group conferencing industry are price, video and audio quality, interoperability, functionality, reliability, service and support, hardware platforms supported, and vendor and product reputation. We believe that our ability to compete successfully will depend on a number of factors both within and outside our control, including the adoption and evolution of industry standards, the pricing policies of our competitors and suppliers, the timing of the introduction of new software products and services by us and others, our ability to hire and retain quality employees, and industry and general economic trends. In addition, because the barriers to entry in the software market are relatively low and the potential market is large, we anticipate continued growth in the industry and the entrance of new competitors in the future.

    In offering CU-SeeMe, we currently compete, or expect to compete, directly or indirectly with the following categories of companies:

    - traditional hardware-based videoconferencing companies such as PictureTel and VTEL;

    - vendors of operating systems and browsers such as Microsoft, which offers NetMeeting, a product that enables video, audio and data communication over the Internet;

    - videoconferencing support companies such as VideoServer, Lucent Technologies and Accord; and

    - distance learning solution vendors, such as Centra Software and Lotus.

    Currently Microsoft's NetMeeting, introduced in 1997, presents the most direct competition for CU-SeeMe. Microsoft is able to bundle NetMeeting with its Windows 98 operating system. NetMeeting supports Windows 98, Windows 95 and Windows NT and complies with H.323.

    H.323 is being rapidly adopted by the industry as the global standard for group conferencing products. A number of companies have announced standards-based server products that compete directly with MeetingPoint, including PictureTel, VideoServer and RADVision. It is likely that other companies will also enter this market in the near future.

    ClassPoint competes with other distance learning and distance training products in educational, corporate and governmental markets. Competing products include (a) Contigo Itinerary, which features Web-based Java PowerPoint delivery, (b) Lotus LearningSpace, which has Domino-based materials delivery and asynchronous discussions, (c) RealNetworks, which provides for one-to-many streaming video and media, (d) PlaceWare Auditorium, which delivers interactive presentations to multiple sites, and (e) Ilinc's LearnLinc, which has instructor-controlled, multipoint audio and Web tours, with point-to-point video supplied by Intel at an additional cost.

    In the market for X Windows products, we face significant direct competition from a number of PC X server software vendors, including Hummingbird Communications, NetManage, Network

Computing Devices and Walker Richer and Quinn, as well as indirect competition from manufacturers of dedicated X terminals. Our principal competitor in this market is Hummingbird Communications, the largest supplier of X server software products for the PC platform. To the extent that these and other companies introduce new or enhanced PC X server software products, we will face increased competition.

    In the terminal emulation market, we currently compete with the following categories of companies:

    - vendors of IBM host connectivity products, including Attachmate and Wall Data;

    - vendors of TCP/IP terminal emulation products, including NetManage; and

    - vendors of Digital Equipment Corporation and Hewlett-Packard host connectivity products, including Walker Richer and Quinn.

    In the Web-based terminal emulation environment, we expect to compete, directly or indirectly, with IBM, Open Connect, Wall Data, Attachmate, and Walker Richer and Quinn.

    Many of our current and potential competitors, including Hummingbird Communications, Intel, IBM, Microsoft, PictureTel and VideoServer, have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than us. As a result, our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the promotion and sale of their products and services. There can be no assurance that we will be able to compete successfully with existing or new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in material price reductions or loss of market share by us and could have a material adverse effect on our business, financial condition and results of operations.

    To remain competitive, we will need to continue to invest in research and development and sales and marketing. There can be no assurance that we will have sufficient resources to make such investments or that we will be able to make the technological advances necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with which we have a relationship, to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire a significant market share. Such an eventuality could have a material adverse effect on our business, financial condition and results of operations.

EMPLOYEES

    At January 1, 2000, we had 117 full-time employees, including 47 in research and development, 35 in sales and marketing, 13 in technical support, and 22 in general and administrative and software manufacturing. Sixteen of these employees were located in France and, in accordance with applicable French law, were represented by a labor union. Our other employees were located in the United States and were not represented by any labor organization. We have experienced no work stoppages and believe that our relations with our employees are good.

FACILITIES

    We conduct our operations from our headquarters in Nashua, New Hampshire and our facilities in La Gaude, France.

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
    The facility in New Hampshire contains approximately 27,000 square feet, including 20,200 square feet for engineering and office space, 4,500 square feet for production space and 2,300 square feet for storage. We lease our office in New Hampshire from an unaffiliated party under the terms of a five-year lease ending July 1, 2001 under which we are responsible for maintenance, repairs, taxes, insurance and utilities. Base rent is $157,000 for 2000 and $82,000 for the first half of 2001. Renewal options for 3 two-year terms are available to us.

    The facility in La Gaude contains approximately 8,000 square feet of engineering and office space. We lease our office in France from several unaffiliated parties under a series of similar leases under which we are responsible for maintenance, repairs, taxes, insurance, and utilities.

LEGAL PROCEEDINGS

    We are a defendant in two lawsuits pending in New York federal court in which the plaintiffs claim to suffer from carpal tunnel syndrome, or "repetitive stress injuries," as a result of having used computer keyboards that are alleged to have been defectively designed. The keyboards were supplied, and possibly designed and manufactured, by Ontel. The assets of Ontel were purchased in 1982 by Visual Technology, a predecessor of our company. The suits, which seek money damages, were brought by employees of New York Telephone, which purchased the keyboards from Lockheed Electronics. One or more of Visual Technology, Ontel, Lockheed Electronics and Key Tronics, a subcontractor for certain of the keyboards, are named as co-defendants in a number of suits, including the two suits in which we are a defendant. Neither of the suits has reached trial.

    We have established a reserve for legal fees and losses that could arise from these suits and a number of similar actions against us. The amount of this reserve is based upon our belief that (a) the suits may be covered by product liability insurance, (b) we are contractually indemnified by Lockheed Electronics and Key Tronics against all or a portion of the damages to which we may be subject and (c) we have defenses to substantially all of the claims under the suits. We reduced this reserve from $291,000 to $51,000 as of December 31, 1998, in recognition of the fact that four similar lawsuits had been resolved at no expense to us. Although we believe that our reserve for the suits is adequate, there can be no assurance that our liabilities under the suits will not substantially exceed the reserve.

    From time to time, we have received and may receive in the future notice of claims of infringement of other parties' proprietary rights. Although we believe that our products and technology do not infringe the proprietary rights of others, there can be no assurance that additional third parties will not assert infringement and other claims against us or that any infringement claims will not be successful. See "Risk Factors--We may be unable to protect our proprietary technology."

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
                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors and their ages as of January 15, 2000 are as follows:

NAME                         AGE                                POSITION
----                       --------   ------------------------------------------------------------
Killko A. Caballero.....   40         Chief Executive Officer, President and Chairman
David O. Bundy..........   41         Chief Technology Officer
Christine J. Cox........   41         Chief Financial Officer and Vice President of Finance
John E. Kelly...........   46         Vice President of Worldwide Sales and Marketing
Joseph J. Esposito(1)...   48         Director
Jonathan G.                45         Director
Morgan(1)(2)............
Adam Stettner(2)........   35         Director

------------------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

    KILLKO A. CABALLERO HAS BEEN OUR CHIEF EXECUTIVE OFFICER SINCE
DECEMBER 1998 AND OUR PRESIDENT SINCE AUGUST 1997. HE HAS SERVED AS A DIRECTOR SINCE NOVEMBER 1995 AND AS OUR CHAIRMAN SINCE JANUARY 2000. HE SERVED AS OUR INTERIM PRESIDENT DURING JUNE AND JULY 1997 AND AS OUR SENIOR VICE PRESIDENT OF RESEARCH AND DEVELOPMENT AND CHIEF TECHNOLOGY OFFICER FROM NOVEMBER 1995 UNTIL JUNE 1997. MR. CABALLERO WAS A CO-FOUNDER OF WHITE PINE SOFTWARE, EUROPE AND SERVED AS PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF WHITE PINE SOFTWARE, EUROPE FROM JULY 1991 UNTIL NOVEMBER 1995.

    DAVID O. BUNDY has been our Chief Technology Officer since July 1998. He was our Vice President of Engineering from January 1994 to July 1998 and our Vice President and Principal Engineer from September 1991 to December 1993.

    CHRISTINE J. COX has been our Chief Financial Officer since December 1998 and our Vice President of Finance since August 1997. She was our Corporate Controller from October 1996 to August 1997. Ms. Cox served as Division Controller and Treasurer of Sequoia Systems, Inc., a fault-tolerant and business-critical microcomputer company, from May 1996 to October 1996, Operations Controller of Sequoia from June 1995 to May 1996, and held other financial management positions at Sequoia from August 1993 to June 1995.

    JOHN E. KELLY has been our Vice President of Worldwide Sales and Marketing since March 1999. He founded Aura Networks, a developer of datacentric digital Worldwide Sales loop carrier products, in May 1997 and was President of Aura from May 1997 until November 1998. From 1993 to April 1997, Mr. Kelly was Vice President of Marketing at Intraplex, Incorporated, a developer of digital network products for broadcast and wireless communications, which was acquired by Harris Corporation in November 1998.

    JOSEPH J. ESPOSITO has served as a director since January 2000. He was the President and CEO of Tribal Voice, a provider of instant messaging, interactive communications and online community solutions, until it was sold to CMGI late in 1999. Currently he works as a consultant, focusing on strategy for the communications and information industries. Prior to joining Tribal Voice, Mr. Esposito worked in the publishing industry, with tenures at Simon & Schuster and Random House. Mr. Esposito also served as CEO of Encyclopaedia Britannica.

    JONATHAN G. MORGAN has served as one of our directors since May 1996. He has been Managing Director/Group Head of Investment Banking-Technology of Prudential Securities Incorporated, an investment banking firm, since June 1993.

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
    ADAM STETTNER has served as one of our directors since March 1999. He has been Managing Director of the Special Situations Technology Fund, an investment fund, since April 1997 and President of Stettner Consultants, Inc., a computer consulting company, since 1989.

    Executive officers are appointed by and serve at the discretion of the board. Directors are elected to serve until the next annual meeting of stockholders (or special meeting in lieu thereof) and until their successors are duly elected and qualified.

BOARD COMMITTEES

    Our board of directors has appointed an Audit Committee and a Compensation Committee. Our board has not appointed a standing Nominating Committee.

    The Audit Committee reviews the results and scope of the annual audit of our financial statements conducted by our independent auditors and our policies and procedures with respect to our internal accounting and financial controls. The Audit Committee also makes recommendations to our board on the engagement of our independent auditors, as well as other matters referred by our board. The Audit Committee currently consists of Jonathan Morgan and Adam Stettner.

    The Compensation Committee provides recommendations concerning salaries, incentives and other compensation for our directors, officers, employees and consultants. The Compensation Committee also administers our stock option plans and our employee stock purchase plan. The Compensation Committee currently consists of Joseph Esposito and Jonathan Morgan.

DIRECTOR COMPENSATION

    We do not pay fees to our directors, and we presently have no plans to pay directors' fees. We grant stock options to our non-employee directors pursuant to our director stock option plan. The purpose of the director stock option plan is to encourage ownership of common stock by our non-employee directors in order to help us attract and retain directors of exceptional competence and to furnish an added incentive for non-employee directors to increase their efforts on our behalf. Joseph Esposito, Jonathan Morgan and Adam Stettner are non-employee directors for purposes of the director stock option plan.

    Under the terms of the director stock option plan, we grant automatic formula stock options to non-employee directors as follows:

    - upon a non-employee director's initial election, he or she is entitled to receive a stock option to purchase 15,000 shares of common stock; and

    - upon a non-employee director's re-election, he or she is entitled to receive a stock option to purchase 10,000 shares of common stock, as long as he or she has served as a non-employee director for at least the three months immediately preceding the meeting at which he or she is re-elected.

    The exercise price of the options granted under the director stock option plan must equal the fair market value of our common stock on the grant date. Each option granted under the director stock option plan is subject to vesting under the terms of such plan and expires upon the earlier of (a) the tenth anniversary of the grant date and (b) the first anniversary of the date on which the option holder ceased serving as a non-employee director.

    Pursuant to the director stock option plan, Mr. Morgan received an option to purchase 15,000 shares of common stock in September 1997 upon the adoption of the director stock option plan by our stockholders. Mr. Stettner received an option to purchase 15,000 shares of common stock in March 1999 upon his election to the board. Mr. Esposito received an option to purchase 15,000 shares of common stock in January 2000 upon his election to the board.

    In addition, on December 16, 1998, our board voted to grant to Mr. Morgan options to purchase 35,000 shares of common stock at an exercise price of $1.875 per share, which represented the closing price of common stock on the grant date. These options were issued under our 1996 stock option plan. They vest over a two-year period.

EXECUTIVE OFFICER COMPENSATION

    SUMMARY COMPENSATION TABLE FOR 1996, 1997 AND 1998

    The following table summarizes certain information with respect to the annual and long-term compensation that we paid for the past three fiscal years to the following persons (the "Named Officers"):

    - Killko Caballero, our only chief executive officer in 1998; and

    - David Bundy and Christine Cox, our other two executive officers whose compensation for services rendered in all capacities to us exceeded $100,000 during 1998.

    All of the options described in the following table have a maximum term of seven to ten years, subject to earlier termination in the event of the optionee's cessation of service with us. The options are exercisable during the optionee's lifetime only by the optionee. They are exercisable by the optionee only while the optionee is one of our employees or advisors and for certain limited periods of time after termination of employment.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                               AWARDS
                                                            ANNUAL          ------------
                                                         COMPENSATION        SECURITIES
                                                     --------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR     SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
---------------------------               --------   ---------   --------   ------------   ---------------
Killko A. Caballero.....................    1998     $150,445         --        35000               --
  Chief Executive Officer and President     1997       124347    $20,000        50000               --
                                            1996        90420      15000           --

David O. Bundy..........................    1998       132405         --        20000          $20,000
  Chief Technology Officer                  1997       119909      15000        60000               --
                                            1996       110000      15000        10000               --

Christine J. Cox........................    1998       105467         --        20000               --
  Chief Financial Officer and               1997        83384      15000        37000               --
  Vice President of Finance                 1996        11688      1,000         6000               --

The other compensation paid to Mr. Bundy in 1998 consisted of amounts paid in connection with Mr. Bundy's relocation, at our request, to New Hampshire.

    OPTION GRANTS IN 1998

    The following table summarizes (a) option grants to the Named Officers during 1998 and (b) the value of options held by the Named Officers at December 31, 1998. The amounts shown in the last two columns represent hypothetical gains that could be achieved for the respective options if exercised at the end of their option terms. These gains are based on assumed rates of stock appreciation of five percent and ten percent, compounded annually from the date the respective options were granted to the date of their expiration. The gains shown are net of the option price, but do not include deductions for taxes or other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the option holders' continued employment through the option term, and the date on which the options are exercised.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                     -------------------------------------------------------     VALUE AT ASSUMED
                                                   PERCENT OF                                      ANNUAL RATES
                                     NUMBER OF       TOTAL                                        OF STOCK PRICE
                                     SECURITIES     OPTIONS                                      APPRECIATION FOR
                                     UNDERLYING    GRANTED TO     EXERCISE OR                       OPTION TERM
                                      OPTIONS     EMPLOYEES IN   BASE PRICE PER   EXPIRATION   ---------------------
NAME                                 GRANTED(#)   FISCAL YEAR     SHARE($/SH)        DATE        5%($)      10%($)
----                                 ----------   ------------   --------------   ----------   ---------   ---------
Killko A. Caballero................    35000            7%           $1.875        12/16/08     $41,271    $104,589
David O. Bundy.....................    20000            4             1.875        12/16/08      23,584       59765
Christine J. Cox...................    20000            4             1.875        12/16/08      23,584       59765

    AGGREGATED OPTION EXERCISES IN 1998 AND OPTION VALUES AT DECEMBER 31, 1998

    The following table summarizes information about options exercised during 1998, and the value of unexercised options held at the end of 1998, by the Named Officers. The closing sale price for our common stock as reported on the Nasdaq National Market on December 31, 1998 was $2.375. For purposes of the last column in the table, value is calculated on the basis of the difference between the option exercise price and $2.375, multiplied by the number of shares of common stock underlying the options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF             VALUE OF UNEXERCISED
                                  SHARES                       UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS AT
                                 ACQUIRED                     AT FISCAL YEAR-END(#)        FISCAL YEAR-END($)
                                    ON           VALUE      -------------------------   -------------------------
NAME                            EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                            -----------   -----------   -------------------------   -------------------------
Killko A. Caballero...........          --           --              12500/72500                  --/$17,500
David O. Bundy................          --           --             60485/59,515             $58,125/$10,000
Christine J. Cox..............          --           --             11375/42,625                  --/$10,000

BENEFIT PLANS

    In each of 1992, 1993, 1994, 1995 and 1996, our board adopted a stock option plan, each of which was approved by our stockholders in the year of adoption. Options may no longer be granted under these plans. In addition, in July 1996 our board adopted, and our stockholders approved, our 1996 stock option plan, under which a total of 1,600,000 shares of common stock have been reserved for issuance. As of December 31, 1999, options to purchase an aggregate of 1,656,204 shares of common stock having a weighted average exercise price of $9.6334 per share were outstanding under our option plans.

    The 1996 option plan is administered by the Compensation Committee. Under the 1996 option plan, the Compensation Committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each option, subject to the provisions of the 1996 option plan.

    The 1996 option plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, and the grant of options that do not so qualify, or nonqualified options. Under the 1996 option plan, incentive stock options may be granted only to our officers and other employees, including members of our board who are also our employees. Nonqualified Options may be granted to officers or other employees of our company or any subsidiary, to members of our board or the board of directors of a subsidiary, whether or not employees of our company or a subsidiary, and to consultants and other individuals providing services to us or a subsidiary.

    The 1996 option plan provides that, upon a reorganization, merger, consolidation, liquidation or sale of substantially all of our assets, the Compensation Committee may accelerate the time for exercise of all unexercised and unexpired options to and after a date prior to the effective date of the specified transaction. Alternatively, the Compensation Committee may cancel any outstanding options as of the effective date of the specified transaction, provided that the Compensation Committee shall have accelerated the time for exercise of all unexercised and unexpired options that it proposes to cancel and shall have given each optionholder notice of and a right to exercise such options in full. If the Compensation Committee does not take either of the foregoing actions, then after the effective date of the specified transaction unexercised options shall remain outstanding and shall be exercisable for shares of common stock or, if applicable, shares of such stock or other securities, cash or property as the holders of shares of common stock shall have received in the transaction.

    STOCK PURCHASE PLAN

    In July 1996, our board adopted, and our stockholders approved, our 1996 stock purchase plan, under which up to 100,000 shares of common stock could be purchased by our employees. In July 1999, our stockholders approved an amendment of the purchase plan to increase the total number of shares available for issuance from 100,000 to 200,000.

    During each six-month offering period under the 1996 purchase plan, participating employees are entitled to purchase shares through payroll deductions. The maximum number of shares that may be purchased is determined on the first day of the offering period pursuant to a formula under which a specific percentage of the employee's projected base pay for the offering period is divided by 85% of the market value of one share of common stock on the first day of the offering period, multiplied by two. During each offering period, the price at which the employee is able to purchase shares of common stock is equal to 85% of the last trading price of the common stock on the Nasdaq National Market on the date that the offering period commences or the date the offering period concludes, whichever is lower.

    The Stock Purchase Plan is administered by the Compensation Committee. All employees who meet certain minimum criteria based on hours worked per week and length of tenure with us are eligible to participate in the Stock Purchase Plan. No employee may be granted an option under the Stock Purchase Plan (a) if the option would permit the employee's rights to purchase stock under the Stock Purchase Plan to exceed $25,000 of the fair market value of the stock for each calendar year in which such option is outstanding or (b) if, immediately after the grant, the employee would own stock possessing three percent or more of the total combined voting power or value of all classes of stock of our company or any subsidiary.

EMPLOYMENT AND SEPARATION AGREEMENTS

    We entered into a Nondisclosure and Noncompetition Agreement with David O. Bundy dated February 15, 1996. Pursuant to the agreement, Mr. Bundy agreed that while employed by us and for a period of 19 months following the termination of his employment with us for any reason, he will not, directly or indirectly, compete with us or solicit any of our employees, contractors, suppliers, existing customers or prospective customers on behalf of himself or any other entity that engages in the sale, distribution or development of or research concerning computer software and technology in breach of the agreement. Either party may terminate the agreement by giving the other party thirty days' prior written notice. If Mr. Bundy's employment is terminated without cause during the term of the agreement, he will be entitled to his base salary for six months or until he becomes employed elsewhere, whichever occurs first; provided, however, that if his new salary is lower than his base salary at our company, we will pay the difference for the balance of this six-month period. Pursuant to the agreement, Mr. Bundy was granted a stock option on February 29, 1996 to purchase 5,000 shares of common stock at an exercise price of $2.50 per share.

    On March 16, 1998, Robert Hadden resigned as Vice President of Sales of White Pine. In connection with the resignation, we entered into a separation agreement with Mr. Hadden, effective as of March 16, 1998. Pursuant to the terms of the agreement, Mr. Hadden received payments for a period of six months beginning March 17, 1998 and ending on September 16, 1998. The payments were made at an annualized rate of $100,000.

    We entered into a letter agreement dated August 5, 1997 with Christine J. Cox respect to her employment as our Vice President of Finance. The letter agreement establishes a base salary of $100,000 per year and provides for a maximum annual incentive bonus of $15,000, based upon achievement of specific milestones to be established by us. If Ms. Cox's employment is terminated without cause during the term of the agreement, she will be entitled to her base salary for six months. The letter agreement does not provide for any minimum period of employment, and therefore Ms. Cox continues to be an at-will employee.

                           RELATED PARTY TRANSACTIONS

    In December 1999, we sold 78,125 shares of common stock to Special Situations Private Equity Fund, LP, 65,104 shares of common stock to Special Situations Cayman Fund, L.P., and 182,292 shares of common stock to Special Situations Fund III, L.P., at a price of $15.36 per share. These 325,521 shares are included in the shares being offered by this prospectus. Under SEC regulations, these funds may be deemed to be affiliated with Austin W. Marxe and David Greenhouse, who beneficially own 13% of our common stock on January 15, 2000, and Adam Stettner, one of our directors. The shares sold to these funds were sold on terms identical to the terms under which we sold an additional 976,563 shares of stock to third parties in December 1999.

    We have entered into employment and separation agreements with three individuals. See "Management--Employment and Separation Agreements."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock as of January 15, 2000, by (a) each of our directors, (b) each of the Named Officers, (c) all of our directors and executive officers as a group, (d) each of the persons (or groups of affiliated persons) known by us to own beneficially more than five percent of the outstanding shares of common stock and (e) each of the Selling Stockholders. Unless otherwise noted:

    - The address of our directors and executive officers is in care of White Pine Software, Inc., 542 Amherst Street, Nashua, New Hampshire 03063, except as noted below.

    - Each person or group identified in the table possesses sole voting and investment power with respect to such shares, subject to community property laws, where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within sixty days of January 15, 2000 are treated as outstanding only for purposes of determining the amount and percentages beneficially owned by that person or group.

                                                                                                       PERCENTAGE OF
                                                                                                          SHARES
                                                             NUMBER OF SHARES                          BENEFICIALLY
                                                            BENEFICIALLY OWNED                             OWNED
                                                    ----------------------------------              -------------------
                                                    OUTSTANDING   RIGHT TO     TOTAL      SHARES     BEFORE     AFTER
                                                      SHARES      ACQUIRE     NUMBER     OFFERED    OFFERING   OFFERING
                                                    -----------   --------   ---------   --------   --------   --------
Austin W. Marxe and David Greenhouse..............   1,563,021         --    1,563,021   325,521      13.0%      10.3
153 East 53 Street, 51st Floor
New York, New York 10022
Adam Stettner.....................................   1,563,021         --    1,563,021   325,521      13.0       10.3
153 East 53 Street, 51st Floor
New York, New York 10022
Hambrecht & Quist Group...........................     868,028         --      868,028        --       7.2        7.2
One Bush Street
San Francisco, California 94104
Consortium de Realisation.........................     820,330         --      820,330        --       6.8        6.8
27-29 rue Le Peletier
75009 Paris, France
Charles Lingel....................................     562,340         --      562,340        --       4.7        4.7
c/o Infoconix Inc.
704 228th Avenue, N.E., #414
Redmond, Washington 98053
Killko A. Caballero...............................     403,324     23,125      426,449        --       3.5        3.5
David O. Bundy....................................       1,005     50,625       51,630        --         *          *
Joseph J. Esposito................................          --         --           --        --        --         --
Jonathan G. Morgan................................          --     28,611       28,611        --         *          *
Christine J. Cox..................................       2,547     17,125       19,672        --         *          *
All directors and executive officers as a group      1,970,897    119,486    2,090,383   325,521      17.2       14.5
  (seven persons).................................
Other selling stockholders:
CFE, Inc. ........................................     325,521         --      325,521   325,521       2.7         --
Private Equity Holding (Cayman) Ltd. .............     325,521         --      325,521   325,521       2.7         --
General Electric Capital Corporation Group........     325,521         --      325,521   325,521       2.7         --

--------------------------

*   Represents less than 1% of the outstanding shares of common stock.

    The information reported regarding Messrs. Marxe and Greenhouse is based on Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission on February 11, 1999 by Special

Situations Fund III, L.P., MGP Advisers Limited Partnership, Special Situations Technology Fund, L.P., SST Advisers, L.L.C., Special Situations Cayman Fund, L.P., AWM Investment Company, Inc., Austin W. Marxe and David Greenhouse. Of the 1,563,021 shares, (a) 1,006,492 shares are beneficially owned by Special Situations Fund III, L.P. and MGP Advisers Limited Partnership (the general partner of and investment advisor to Special Situations Fund III, L.P.),
(b) 143,600 shares are beneficially owned by Special Situations Technology Fund, L.P. and SST Advisers, L.L.C. (the general partner of and investment advisor to Special Situations Technology Fund, L.P.), (c) 334,804 shares are beneficially owned by Special Situations Cayman Fund, L.P. and AWM Investment Company, Inc. (the general partner of and investment advisor to Special Situations Cayman Fund, L.P.) and (d) 78,125 shares are beneficially owned by Special Situations Private Equity Fund, L.P. Messrs. Marxe and Greenhouse, who serve as officers, directors and members or principal shareholders of the three investment advisors, claim sole voting and dispositive powers for all of the 1,563,021 shares. Of the shares offered, 78,125 are offered by Special Situations Private Equity Fund, L.P., 65,104 are offered by Special Situations Cayman Fund, L.P., and 182,292 are offered by Special Situations Fund III, L.P.

    The 1,563,021 shares deemed to be beneficially owned by Mr. Stettner consist solely of the shares described in the preceding paragraph. Mr. Stettner is an employee of an entity controlled by Messrs. Marxe and Greenhouse. Mr. Stettner disclaims ownership of all of these shares, other than 143,600 shares owned by Special Situations Technology Fund, L.P., of which he is the managing director.

    The information reported regarding the Hambrecht & Quist Group is based on Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 12, 1999 by H&Q London Ventures, Venture Associates (BVI) Limited, Hamquist, Hambrecht & Quist Venture Partners, H&Q Venture Partners LLC, Hambrecht & Quist California and Hambrecht & Quist Group. Of the 868,028 shares,
(a) 623,167 shares are directly owned by H&Q London Ventures, (b) 243,861 shares are directly owned by Hambrecht & Quist Venture Partners and (c) 1,000 shares are directly owned by Hambrecht & Quist Group. All of the reporting parties claim shared voting and dispositive powers for all of the 868,028 shares.

    The information reported regarding the Consortium de Realisation is based on a Schedule 13G filed with the Securities and Exchange Commission on October 2, 1997 by Consortium de Realisation, CDR Enterprises and Land Free Investment. All of the 820,330 shares are directly owned by Land Free Investment, which is a direct subsidiary of CDR Enterprises and an indirect subsidiary of Consortium de Realisation. All of the reporting parties claim shared voting and dispositive powers for all of the 820,330 shares.

    The information reported regarding Mr. Lingel is based on an Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 11, 1998 by Mr. Lingel.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of January 15, 2000, there were outstanding 12,049,476 shares of common stock and no shares of preferred stock.

COMMON STOCK

    Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of our directors standing for election. Subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock, the holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors. In the event of a liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, and subject to the rights of the holders of any outstanding shares of preferred stock, the holders of shares of common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and non-assessable. The issuance of common stock or of rights to purchase common stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

PREFERRED STOCK

    The board of directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and rights (and the restrictions of those preferences and rights) of the shares of each such series and to increase (but not above the total number of authorized shares of preferred stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series without further vote or action by the stockholders. The board is authorized to issue preferred stock with voting, conversion, and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock. Although we have no current plans to issue such shares, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CHARTER, OUR BY-LAWS AND DELAWARE LAW

    Our charter and by-laws contain provisions that could discourage potential takeover attempts and make more difficult the acquisition of a substantial block of the common stock. Our charter authorizes the directors to issue, without stockholder approval, shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and rights (and the restrictions of those preferences and rights) of the shares of each such series. Our charter provides that stockholders may act only at meetings of stockholders and not by written consent in lieu of a stockholders' meeting. Our by-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies us of its intentions a specified number of days in advance of the meeting and furnishes to us information regarding itself and the intended nominee. Our by-laws also provide that special meetings of our stockholders may be called only by the President and must be called by the President or the Secretary at the written request of a majority of the directors. Our by-laws also require a stockholder to provide to our Secretary advance notice of business to be brought by such stockholder before any stockholder meeting as well as information regarding the stockholder and others known to support the proposal and any material interest they may have in the proposed business. These provisions could delay stockholder actions that are favored by the holders of a majority of the outstanding stock until the next stockholders' meeting. These provisions may also discourage another person or entity from making a tender offer for our common stock, because the person or entity, even after acquiring a majority of the outstanding stock, could only take action at a duly called stockholders' meeting and not by written consent.

    We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless;

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

    Section 203 defines "business combination" to include (a) any merger or consolidation involving the corporation and the interested stockholder; (b) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder; (c) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
(d) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with, controlling or controlled by such entity or person.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our charter provides that no director shall be personally liable to us or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by Delaware law. The Delaware law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such provisions do not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to a corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(c) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General

Corporation Law or (d) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of our charter is to limit or eliminate the potential liability of our directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

    Our charter and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is Boston EquiServe
L.P.

                              PLAN OF DISTRIBUTION

    The shares offered by this prospectus may be sold from time to time by the selling stockholders, who consist of the persons identified as offering shares under "Principal and Selling Stockholders" above and those persons' pledgees, donees, transferees or other successors in interest. The selling stockholders may sell the shares on the Nasdaq National Market or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

    - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus; and

    - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

    In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

    If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, a prospectus supplement, if required pursuant to the Securities Act, setting forth:

    - the name of each of the participating broker-dealers,

    - the number of shares involved,

    - the price at which the shares were sold,

    - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

    - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

    - any other facts material to the transaction.

                                 LEGAL MATTERS

    Foley, Hoag & Eliot LLP, Boston, Massachusetts, has advised us with respect to the validity of the shares of common stock offered by this prospectus. Mark
L. Johnson, a partner at Foley, Hoag & Eliot LLP, is our Secretary.

                                    EXPERTS

    Our consolidated financial statements as of, and for the years ended, December 31, 1997 and 1998 appearing in this prospectus have been audited by Ernst & Young LLP, as set forth in their report appearing elsewhere in this prospectus. Those consolidated financial statements are included in reliance upon the report given upon the authority of Ernst & Young LLP as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form SB-2 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

    You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

    Report of Independent Auditors..........................    F-2
    Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................    F-2
    Consolidated Statements of Operations for the years
     ended December 31, 1998 and 1997.......................    F-3
    Consolidated Statements of Stockholders' Equity.........    F-4
    Consolidated Statements of Cash Flows...................    F-5
    Notes to Consolidated Financial Statements..............    F-6

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    Condensed Consolidated Balance Sheets as of October 1,
     1999 and December 31, 1999.............................     F-
    Condensed Consolidated Statements of Operations for the
     nine months ended October 1, 1999 and October 2,
     1998...................................................     F-
    Condensed Consolidated Statements of Cash Flows for the
     nine months ended October 1, 1999 and October 2,
     1998...................................................     F-
    Notes to Condensed Consolidated Financial Statements....     F-

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
White Pine Software, Inc.

         We have audited the accompanying consolidated balance sheets of White Pine Software, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of White Pine Software, Inc. and subsidiary at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Manchester, New Hampshire
March 30, 1999

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                                              DECEMBER 31,
                                                                                      ---------------------------
                                                                                          1998           1997
                                                                                      ------------   ------------
ASSETS
Current assets:
     Cash and cash equivalents.....................................................     $6,420,686    $14,703,644
     Accounts receivable, less allowance of $146,000 at
        December 31, 1998 and $124,000 at December 31, 1997........................      2,122,275      2,403,194
     Inventories...................................................................         64,916         98,455
     Prepaid expenses..............................................................        328,562      1,263,223
     Other current assets..........................................................        108,871        114,943
                                                                                      ------------   ------------
         Total current assets......................................................      9,045,310     18,583,459
                                                                                      ------------   ------------
Property and equipment:
     Computer equipment............................................................      1,227,647      2,282,583
     Furniture and fixtures........................................................        245,823        546,726
     Software......................................................................        536,285        623,641
     Equipment.....................................................................         88,733        185,185
     Leasehold improvements........................................................        240,552        201,251
                                                                                      ------------   ------------
                                                                                         2,339,040      3,839,386
     Accumulated depreciation and amortization.....................................       (985,405)    (2,325,827)
                                                                                      ------------   ------------
         Property and equipment, net...............................................      1,353,635      1,513,559
                                                                                      ------------   ------------
Other assets:
     Third party licenses, less accumulated amortization of $460,000
        at December 31, 1998 and $1,140,000 at December 31, 1997...................        933,914        669,044
     Purchased software, less accumulated amortization
        of $0 at December 31, 1998.................................................      3,141,521            --
     Trademark, less amortization of $13,000 at December 31, 1998..................        951,104            --
     Goodwill, less accumulated amortization of $756,000 at
        December 31, 1998 and $517,000 at December 31, 1997........................        437,463        676,078
     Other assets..................................................................        132,823        168,000
                                                                                      ------------   ------------
         Total other assets........................................................      5,596,825      1,513,122
                                                                                      ------------   ------------
Total assets.......................................................................    $15,995,770    $21,610,140
                                                                                      ------------   ------------
                                                                                      ------------   ------------

                                   (CONTINUED)

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY


                                                                                              DECEMBER 31,
                                                                                      ---------------------------
                                                                                          1998           1997
                                                                                      ------------   ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable..............................................................       $491,626      $ 573,704
     Accrued expenses and other accrued liabilities................................      1,555,055      1,976,538
     Deferred revenue..............................................................        345,945        246,440
     Current portion of long-term debt.............................................         26,521         55,010
                                                                                      ------------   ------------
         Total current liabilities.................................................      2,419,147      2,851,692

Long-term debt, less current portion...............................................          7,067         32,588

Other long-term liabilities........................................................      1,154,808            --

Stockholders' equity:
     Preferred stock (undesignated), $.01 par value; 5,000,000 shares authorized; no shares issued or outstanding at December 31, 1998
        or December 31, 1997.......................................................             --             --
     Common stock, $.01 par value; 30,000,000 shares authorized;
        10,460,227 shares issued and outstanding at December 31, 1998
        and 9,305,714 shares issued and outstanding at December 31, 1997...........        104,602         93,057
     Additional paid-in capital....................................................     41,137,186     38,984,024
     Accumulated deficit...........................................................    (28,861,083)   (20,437,194)
     Accumulated other comprehensive income/
        currency translation adjustments...........................................         34,043         85,973
                                                                                      ------------   ------------
         Total stockholders' equity................................................     12,414,748     18,725,860
                                                                                      ------------   ------------
Total liabilities and stockholders' equity.........................................    $15,995,770    $21,610,140
                                                                                      ------------   ------------
                                                                                      ------------   ------------



                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                 Year Ended December 31,
                                            ------------------------------
                                                 1998              1997
                                            ------------      ------------
Revenue:
   Software license fees ..............     $  6,948,222      $  9,797,290
   Services and other .................          844,936         1,254,487
                                            ------------      ------------
    Total revenue .....................        7,793,158        11,051,777
                                            ------------      ------------
Cost of revenue .......................        1,645,249         1,889,893
                                            ------------      ------------
Gross profit ..........................        6,147,909         9,161,884

Operating expenses:
   Sales and marketing ................        7,739,075         7,939,254
   Research and development ...........        5,041,872         5,721,856
   General and administrative .........        2,277,849         2,585,709
   Restructuring ......................             --             660,871
                                            ------------      ------------
    Total operating expenses ..........       15,058,796        16,907,690
                                            ------------      ------------
Loss from operations ..................       (8,910,887)       (7,745,806)

Other income (expense):
   Interest income ....................          577,393         1,036,723
   Other, net .........................          (85,089)         (109,792)
                                            ------------      ------------
    Other income, net .................          492,304           926,931
                                            ------------      ------------
Loss before provision for income taxes        (8,418,583)       (6,818,875)
Provision for income taxes ............            5,306             6,761
                                            ------------      ------------
Net loss ..............................     $ (8,423,889)     $ (6,825,636)
                                            ------------      ------------
                                            ------------      ------------
Net loss per share:     Basic..........     $      (0.86)     $      (0.75)
                                            ------------      ------------
                                            ------------      ------------
                        Diluted .......     $      (0.86)     $      (0.75)
                                            ------------      ------------
                                            ------------      ------------
Weighted average number of common and
   common equivalent shares outstanding        9,798,307         9,147,661
                                            ------------      ------------
                                            ------------      ------------



                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                            ACCUMULATED
                                                                                               OTHER
                                                                                            COMPREHENSIVE
                                                                                              INCOME/
                                         COMMON STOCK           ADDITIONAL                   CURRENCY          TOTAL
                                   -----------------------       PAID-IN       ACCUMULATED  TRANSLATION    STOCKHOLDERS'
                                     SHARES      PAR VALUE       CAPITAL        DEFICIT     ADJUSTMENTS       EQUITY
                                   ---------   ------------   ------------   -------------  ------------   ------------

BALANCES AT DECEMBER 31, 1996...   9,030,730   $     90,307   $ 38,669,653   $(13,611,558)   $    87,942   $ 25,236,344
Net loss........................                                               (6,825,636)                   (6,825,636)
Common stock issued
  upon exercise of stock options     249,086          2,491        239,989                                      242,480
Common stock issued
  as payment for license fees...      11,111            111         41,555                                       41,666
Common stock issued
  under Employee Stock Purchase
  Plan.........................       14,787            148         32,827                                       32,975
Foreign currency trans-
   lation adjustment...........                                                                   (1,969)        (1,969)
                                  ----------      ---------   ------------   ------------       --------    -----------
BALANCES AT DECEMBER 31, 1997..    9,305,714         93,057     38,984,024    (20,437,194)        85,973     18,725,860
Net loss.......................                                                (8,423,889)                   (8,423,889)
Common stock issued
  upon exercise of stock
  options......................      198,111          1,981        199,036             --             --        201,017
Common stock issued
  under Employee Stock
  Purchase Plan................       56,402            564         70,456             --             --         71,020
Common stock issued
  upon purchase of intangible
  assets.......................      900,000          9,000      1,819,170             --             --      1,828,170
Warrants.......................                                     64,500                                       64,500
Foreign currency trans-
   lation adjustment...........                                                                  (51,930)       (51,930)
                                  ----------      ---------   ------------   ------------       --------    -----------
Balances at December 31, 1998..   10,460,227       $104,602    $41,137,186   $(28,861,083)       $34,043    $12,414,748
                                  ----------      ---------   ------------   ------------       --------    -----------
                                  ----------      ---------   ------------   ------------       --------    -----------



                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                 YEAR ENDED DECEMBER 31,
                                                                               ---------------------------
                                                                                    1998           1997
                                                                               -------------  ------------
OPERATING ACTIVITIES
Net loss ..................................................................    $(8,423,889)   $ (6,825,636)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization ........................................        522,766         458,694
     Amortization of goodwill and third-party licenses ....................        533,043         655,965
     Loss on disposal of fixed assets .....................................         30,000              --
     Common stock issued as payment for license fees ......................             --          41,666
     Changes in operating assets and liabilities:
        Accounts receivable ...............................................        283,866         117,272
        Inventories .......................................................         33,430          11,132
        Prepaid expenses ..................................................        435,859        (842,139)
        Other assets ......................................................         43,821          35,441
        Accounts payable ..................................................       (180,912)        225,443
        Accrued expenses and other accrued liabilities ....................       (616,318)       (507,367)
        Deferred revenue ..................................................         96,929        (567,079)
                                                                               -------------  ------------
         Net cash used in operating activities ............................     (7,241,405)     (7,196,608)
                                                                               -------------  ------------
INVESTING ACTIVITIES
Purchase of property and equipment, net ...................................       (371,310)       (931,977)
Purchase of third party licenses, net .....................................       (163,846)       (383,841)
Purchase of purchased software ............................................       (685,351)           --
                                                                               -------------  ------------
         Net cash used in investing activities ............................     (1,220,507)     (1,315,818)
                                                                               -------------  ------------
FINANCING ACTIVITIES
Principal payments on long-term debt and third-party licenses .............        (55,830)       (327,809)
Proceeds from common stock issued upon exercise of stock options ..........        201,017         242,480
Proceeds from common stock issued under employee stock purchase plan ......         71,020          32,975
                                                                               -------------  ------------
         Net cash provided by (used in) financing activities ..............        216,207         (52,354)
                                                                               -------------  ------------
Currency translation effect on cash and cash equivalents ..................        (37,253)        (29,850)
                                                                               -------------  ------------
Net decrease in cash and cash equivalents .................................     (8,282,958)     (8,594,630)

Cash and cash equivalents at beginning of period ..........................     14,703,644      23,298,274
                                                                               -------------  ------------
Cash and cash equivalents at end of period ................................    $ 6,420,686    $ 14,703,644
                                                                               -------------  ------------
                                                                               -------------  ------------

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1998

1.       ACCOUNTING POLICIES

BASIS OF PRESENTATION

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. During 1997 and 1998, the Company experienced significant operating losses and negative cash flows from operations. In presenting the Company's financial statements on a going concern basis, management has considered the Company's historical financial results, current cash position, and a number of other factors affecting the Company's future operating results and cash flows, including internal revenue and expense projections and anticipated industry trends. Management expects to seek to raise capital in fiscal 1999, and remains committed to taking all appropriate and necessary actions to effect timely cost reductions and cash preservation in the event management's revenue and cash flow expectations are not substantially met during fiscal 1999. No assurance can be given that financing can be obtained on acceptable terms or at all. Management believes that, based on its plans, the Company will have sufficient cash to support operations during fiscal 1999.

DESCRIPTION OF BUSINESS

      The Company develops, markets and supports multiplatform desktop multimedia software that facilitates worldwide video and audio communication and data collaboration across the Internet, intranets and other networks using the Internet protocol. The Company's desktop multimedia conferencing software products, CU-SeeMe and MeetingPoint, create a client-server solution that allows users to participate in real-time, multipoint multimedia conferences over the Internet and intranets. Further building upon the core CU-SeeMe and MeetingPoint technologies, the Company developed ClassPoint, an integrated vertical solution for distance learning and distance training, that began shipping commercially in April 1998. The Company also offers desktop X Windows and terminal emulation software. The Company's customers include businesses, educational institutions, government organizations and individual consumers.

      The Company markets and sells its products in the United States, Canada, Europe and the Pacific Rim through distributors, a combination of strategic partners and original equipment manufacturers, and its direct sales organization, as well as over the Internet.

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its wholly owned foreign subsidiary, White Pine Software, Europe. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents consist of cash on hand and investments in high grade commercial paper having maturities of three months or less when purchased. Commercial paper qualifying as cash equivalents totaled $5,432,000 and $13,440,000 at December 31, 1998 and 1997, respectively. These investments have been categorized as held to maturity under the provisions of Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Accordingly, the balances are stated at amortized cost, which approximates fair value, because of the short maturity of these instruments.

INTANGIBLE ASSETS

      Intangible assets are amortized on a straight line basis over three to five years, except that trademark is amortized over twelve years.

CONCENTRATION OF CREDIT RISK

      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. Cash and cash equivalents include cash on deposit in checking accounts, commercial paper and certificates of deposit. These cash and cash equivalents are maintained with high credit-quality financial institutions.

      The Company performs ongoing credit evaluations of its customers and generally requires no collateral. The Company maintains reserves for potential credit losses; historically, such losses have not been material and have been within management's expectations. At December 31, 1998, two customers accounted for approximately 59% of accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts reported in the balance sheet for the Company's cash and cash equivalents and borrowings approximates fair value.

INVENTORIES

      Inventories are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost and are being depreciated using the straight-line and accelerated methods over the estimated useful lives of two to seven years. Leasehold improvements are stated at cost and are being amortized over the lesser of the term of the lease or the estimated useful life of the asset. A total of $1,767,000 of property and equipment was fully depreciated and retired during 1998.

      Included in the Company's balance sheets at December 31, 1998 and 1997 are the assets of the Company's foreign subsidiary, White Pine Software, Europe, of which $254,000 and $506,000, respectively, of tangible assets were located in France.

THIRD-PARTY LICENSES

      The costs of agreements entered into with third parties for the right to use the third parties' technology in the Company's products are amortized on a straight-line basis over the lives of the agreements or the expected life of the technology, whichever is less.

INCOME TAXES

      Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. These amounts are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REVENUE RECOGNITION

      The Company's revenue is derived from software license fees and fees for services related to its software products, primarily software maintenance fees. The Company recognizes revenue in accordance with the provisions of Statement of Position No. 97-2, SOFTWARE REVENUE RECOGNITION, of the American Institute of Certified Public Accountants ("AICPA").

      Software license revenue is recognized upon receipt of a firm customer order and shipment of the software, net of allowances for estimated future returns, provided that no significant obligations remain on the part of the Company and collection of the related receivable is deemed probable. Revenue under certain license agreements is recognized upon execution of a signed contract and fulfillment of the contractual obligations, provided that no significant obligations remain on the part of the Company and collection is deemed probable.

      Software maintenance fees, which are generally payable in advance and are non-refundable, are recognized ratably over the period of the maintenance contract, typically twelve months. Revenue from training and consulting services is recognized as services are provided.

      Software license fees, consulting fees, and training fees that have been prepaid or invoiced but that do not yet qualify for recognition as revenue under the Company's policy, and prepaid maintenance fees not yet recognized as revenue, are reflected as deferred revenue.

CAPITALIZED SOFTWARE

      Software development costs meeting recoverability tests are capitalized under Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. The cost of software capitalized is amortized based on its estimated economic life. During the years ended December 31, 1998 and 1997, the Company capitalized $3,142,000 and $0, respectively, of software costs. During these years, the Company did not amortize any purchased software, as the first commercial shipment is not expected until the second quarter of fiscal 1999. (See "Acquisition from Labtam Communications Pty. Ltd." in Note 2.)

FOREIGN CURRENCY TRANSLATION

      The financial statements of the Company's foreign subsidiary have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, FOREIGN CURRENCY TRANSLATION. All balance sheet amounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using average exchange rates. The gains and losses resulting from the changes in exchange rates from the date of acquisition of White Pine Software, Europe to December 31, 1998, have been reported separately as a component of stockholders' equity. The aggregate transaction gains and losses are insignificant for all periods presented.

ADVERTISING COSTS

      All costs related to advertising the Company's products are expensed in the period incurred. Amounts charged to expense were $655,000 and $907,000 during the years ended December 31, 1998 and 1997, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

      The Company adopted Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS 131"), in fiscal 1998. SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief decision maker, as defined under SFAS 131, is its Chief Executive Officer and President. To date, the Company has viewed its operations as principally one segment, software sales and associated services. As a result, the financial information disclosed herein materially represents all of the financial information related to the Company's principal operating segment.

      Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133"), requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 is effective beginning in 2000. The adoption of SFAS 133 is not expected to have a material impact on the financial position or results of operations of the Company.

      Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the software's estimated useful life. Statement of Position 98-1 is effective for the Company as of January 1, 1999. The adoption of Statement of Position 98-1 is not expected to have a material impact on the financial position or results of operations of the Company.

      Statement of Position 98-9, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS, modifies certain provisions of Statement of Position 97-2. The Company's accounting policy on software revenue recognition is currently in compliance with Statement of Position 97-2, as amended by Statement of Position 98-9, and adoption of this Statement of Position, as currently issued, is not expected to have a material impact on the financial position or results of operations of the Company.

2.    TECHNOLOGY ACQUISITIONS

ACQUISITION FROM LABTAM COMMUNICATIONS PTY. LTD.

      On July 8, 1998, the Company purchased certain assets, including intellectual property, comprising certain T.120 whiteboarding and data collaboration technology from Labtam Communications Pty. Ltd. The purchase price for these assets consisted of 900,000 shares of the Company's Common Stock and cash payments of U.S $628,000 in July 1998 and A$201,606 (or U.S.$133,000) in January 1999. The Company recorded capitalized software of $2,641,000 in connection with the acquisition, consisting of (i) $1,828,000 attributable to the Common Stock issued in the acquisition, based upon the Common Stock's closing price of $2.03 on July 8, 1998, (ii) the two cash payments totalling $761,000 and (iii) $52,000 of accounting, legal and other fees incurred in connection with the acquisition.

ACQUISITION FROM CORNELL RESEARCH FOUNDATION, INC.

      In the fourth fiscal quarter of 1998, White Pine obtained certain trademark and intellectual property rights to CU-SeeMe and the underlying MeetingPoint technology from Cornell Research Foundation, Inc. The purchase price for these rights consisted of (i) a note in the principal amount of $900,000, of which $300,000 is due on each of June 30, 2000, June 30, 2001 and
June 30, 2002, and (ii) warrants to purchase 150,000 shares of the Company's Common Stock at a price of $1.00 per share. The Company recorded as trademark a total of $964,500 in connection with the acquisition, consisting of the $900,000 principal amount of the long-term note and $64,500 attributable to the warrants, which were valued in accordance with SFAS 123. The warrants were issued in exchange for outstanding warrants issued previously to Cornell Research Foundation, Inc.; these prior warrants had an exchange price of $6.00 per share but otherwise had terms substantially identical to those of the new warrants.

      The acquired trademark rights were capitalized and are being amortized over their estimated economic life of twelve years.

      As a result of the acquisition, the Company recorded as capitalized software a total of $500,000 previously recorded as prepaid royalties.

3.    RESTRUCTURING

      In the fiscal quarter ended July 4, 1997, the Company reorganized its operations and recorded a restructuring charge in the amount of $661,000 as a result of a change in senior management and a reduction in its workforce. This amount consisted primarily of severance payments, outplacement expenses, and related fees for 26 employees who were laid off at the quarter end. The reorganization reflected the Company's decision to focus its resources on its Web-based conferencing and connectivity products, and to terminate support, development and sales of certain older product lines.

4.    INDEBTEDNESS

LINE OF CREDIT

      The Company has a line of credit with a financial institution providing for maximum available borrowings of $1,000,000. Interest on the line is payable monthly at the bank's prime rate plus 0.5% (8.25% at December 31, 1998). Borrowings under the line are due on demand and are secured by substantially all assets of the Company, including a $515,000 certificate of deposit. At December 31, 1998, there were no amounts outstanding under the line of credit.

      The line of credit agreement contains two restrictive covenants, which require maintenance of a minimum tangible net worth and a minimum cash level. The Company did not comply with the tangible net worth covenant as of December 31, 1998, but obtained from the bank a waiver of noncompliance as of that date.

      The line of credit agreement expires on June 30, 1999. The Company does not currently expect to seek to renew or extend this agreement.

LONG-TERM DEBT

                                                                                       DECEMBER 31,
                                                                                    -------------------
                                                                                     1998         1997
                                                                                    -------     -------
Secured, non-interest bearing, term loan from a foreign,
    governmental agency due in annual installments of $44,408,
    with the final installment due in September 1999..............................  $16,000     $59,000
Note payable, due in monthly installments of $883 plus interest
    at 9.5%, with the remaining balance due in August 2000........................   17,000      28,000
                                                                                    -------     -------
                                                                                     33,000      87,000
Less current portion..............................................................   26,000      55,000
                                                                                    -------     -------
                                                                                     $7,000     $32,000
                                                                                    -------     -------
                                                                                    -------     -------

      Aggregate maturities of long-term debt are as follows: 1999--$26,000 and 2000--$7,000.

      Total interest expense for the years ended December 31, 1998 and 1997 was $4,000 and $59,000, respectively, and is included in other expense.

5.    ACCRUED EXPENSES AND OTHER ACCRUED LIABILITIES

      Accrued expenses and other accrued liabilities consist of the following:


                                                                                       DECEMBER 31,
                                                                                 --------------------------
                                                                                     1998            1997
                                                                                 ----------      ----------
   Accrued compensation and related benefits...................................  $  647,000      $  782,000
   Pending litigation..........................................................      51,000         291,000
   Royalties...................................................................     246,000         229,000
   Other accruals..............................................................     611,000         675,000
                                                                                 ----------      ----------
                                                                                 $1,555,000      $1,977,000
                                                                                 ----------      ----------
                                                                                 ----------      ----------

      The Company is a co-defendant in various lawsuits filed in federal and state courts in New York. The lawsuits seek damages for alleged injuries sustained while using products which the plaintiffs assert were designed and manufactured by a predecessor of the Company. Although the Company is defending these claims, exposure is partially limited by insurance and indemnification by the primary contractor. While management believes that losses from these claims are not probable (as defined by Statement of Financial Accounting Standards No. 5, ACCOUNTING FOR CONTINGENCIES), it has accrued a reserve for legal fees and potential losses that could arise from such claims. The Company reduced this reserve from $291,000 to $51,000 as of December 31, 1998, in recognition of the fact that all but two of the lawsuits had been resolved. The other suits were resolved without expense to the Company. The $240,000 was credited to general and administrative expense in 1998.

6.    INCOME TAXES

      The Company's deferred tax assets and related valuation allowances are as follows:

                                                                                  DECEMBER 31,
                                                                           ----------------------------
                                                                              1998             1997
                                                                           -----------    -------------
Deferred tax assets....................................................... $ 8,866,000      $ 6,500,000
Valuation allowance for deferred tax assets...............................  (8,866,000)      (6,500,000)
                                                                           -----------    -------------
            Net deferred tax asset........................................ $         0      $         0
                                                                           -----------    -------------
                                                                           -----------    -------------

      Deferred tax assets consist primarily of net operating and capital loss carryforwards and accrued liabilities.

      The Company recorded a valuation allowance of $8,866,000 and $6,500,000 at December 31, 1998 and 1997, respectively, against its deferred tax assets, since it is believed to be more likely than not that the net operating loss carryforwards and other temporary differences will not provide a future tax benefit.

      At December 31, 1998, the Company had cumulative federal net operating loss carryforwards of approximately $22,000,000 for income tax purposes. The availability of the net operating loss carryforwards to offset future taxable income is subject to significant annual limitations. The loss carryforwards expire at various dates through 2012.

7.    LEASE COMMITMENTS

      The Company leases its office facilities under various operating leases expiring at various times through fiscal 2001. Future minimum annual rental commitments under the lease agreements for the years ending December 31 are as follows:

   1999.........................................................................................  $271,000
   2000.........................................................................................   227,000
   2001.........................................................................................   170,000
                                                                                                ----------
                                                                                                  $668,000
                                                                                                ----------
                                                                                                ----------

Total rent expense for the years ended December 31, 1998 and 1997, was approximately $253,000 and $332,000, respectively.

8.    SIGNIFICANT CUSTOMERS AND GEOGRAPHICAL SALES

      During the years ended December 31, 1998 and 1997, one customer accounted for approximately 26% of the Company's total revenue.

      The Company's sales by geographic location are summarized below:

                                                                                YEAR ENDED DECEMBER 31,
                                                                              ----------------------------
                                                                                 1998             1997
                                                                              -----------    -------------
   United States and Canada.................................................   $5,887,000       $8,228,000
   Europe...................................................................    1,449,000        1,554,000
   Pacific Rim..............................................................      457,000        1,270,000
                                                                              -----------    -------------
                                                                               $7,793,000      $11,052,000
                                                                              -----------    -------------
                                                                              -----------    -------------

9.    EMPLOYEE BENEFITS

401(k) PLAN

      The Company maintains a plan under Section 401(k) of the Internal Revenue Code of 1986 (the "401(k) Plan") for all employees meeting age and service requirements. Eligible employees may elect to contribute up to 16% of their compensation, subject to limitations established by the Internal Revenue Code. The Company may elect to contribute a discretionary amount to the 401(k) Plan which would be allocated to the employees based upon the employees' contributions to the 401(k) Plan. There have been no discretionary contributions to date.

EMPLOYEE STOCK PURCHASE PLAN

      In 1996, the Company adopted its 1996 Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, an aggregate of 100,000 shares of Common Stock are reserved for purchase by qualified employees, at 85% of the appropriate market price. On December 16, 1998, the Board of Directors voted to amend the ESPP to, among other things, increase the number of reserved shares to 200,000 shares and delete a provision that had prohibited certain "highly compensated" officers of the Company from participating in the ESPP. The Company expects to present the ESPP amendments for approval at the 1999 Annual Meeting of Stockholders. In 1997, the Company issued 14,787 shares under the ESPP at $2.23 per share. In 1998, the Company issued 56,402 shares. A total of 17,474 shares were issued at $2.23 per share, and 38,928 shares were issued at $0.82 per share.

STOCK OPTION PLANS

      The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires use of option valuation models that were not developed for use in valuing employee stock options. No compensation expense is recognized under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

      1996 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN. In 1996, the Company adopted its 1996 Incentive and Nonqualified Stock Option Plan (the "1996 Plan"). Under the 1996 Plan, 550,000 shares of Common Stock are available for grant to employees. On September 30, 1997 the Company amended the 1996 Plan to increase the number of available shares from 550,000 to 1,000,000. Option prices and exercise periods are determined by the Board of Directors on the date of grant. All options granted under the 1996 Plan become exercisable in installments over a three to four year period commencing from the date of grant and expire ten years from the date of grant. At December 31, 1998, a total of 541,902 shares were reserved and available for issuance under the 1996 Plan.

      1997 DIRECTOR STOCK OPTION PLAN. In 1997, the Company adopted the 1997 Director Stock Option Plan (the "Director Plan"). The Company has reserved 150,000 shares of Common Stock under the Director Plan. The Director Plan authorizes a one-time automatic grant of options to acquire 15,000 shares of Common Stock as an initial award for being an outside director. Each subsequent year at re-election, directors are granted an additional 10,000 options. All options granted are exercisable at the next annual meeting subsequent to being granted. All options expire ten years from the date of grant and have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. At December 31, 1998, a total of 120,000 shares were reserved and available for issuance under the Director Plan.

      OPTION REPRICING. On August 5, 1997, the Board of Directors authorized the repricing of 128,550 stock options that had a weighted average exercise price of $5.33 to the fair market value of $2.50 per share, if elected by the option holder. As a part of the repricing, vesting periods for the repriced options were extended from three years to four years.

SFAS 123 DISCLOSURES

      Pro forma information regarding net loss and loss per common and common equivalent share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                          OPTIONS               ESPP
                                                                      -------------------------------------
                                                                       1998      1997       1998      1997
                                                                       ----      ----       ----      ----
   Expected life (years).............................................. 4.05       4.1       0.50       0.5
   Interest rate...................................................... 5.5%       6.2%      5.5%       6.2%
   Volatility......................................................... 0.97       0.6       0.97       0.6

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows (in thousands, except per share information):

                                                                                      1998         1997
                                                                                     -------      -------
   Pro forma net loss............................................................... $(8,925)     $(7,403)
   Pro forma net loss per share:   Basic............................................  $(0.91)      $(0.81)
                                   Diluted..........................................  $(0.91)      $(0.81)


      Option activity under the Company's stock option plans is summarized below:


                                                                 1998                          1997
                                                 ----------------------------------------  -------------
                                                                WEIGHTED                     WEIGHTED
                                                                AVERAGE                       AVERAGE
                                                                EXERCISE                     EXERCISE
                                                  SHARES         PRICE          SHARES         PRICE
                                                 ----------     ----------    -----------  -------------
Outstanding at beginning of year................ 1,408,248          $2.65      1,088,437          $2.29
Granted.........................................   492,650           1.82        864,050           3.46
Expired or canceled.............................  (594,143)          4.12       (295,536)          5.02
Exercised.......................................  (198,111)          1.01       (248,703)          0.97
                                                 ----------                   -----------
Outstanding at end of year...................... 1,108,644           1.88      1,408,248           2.65
                                                 ----------                   -----------
                                                 ----------                   -----------
Exercisable at end of year......................   462,828           1.67        673,261           1.71


      The following table presents weighted-average price and fair value information about options granted equal to and greater than fair market value during fiscal years 1998 and 1997:

                                                                    NUMBER           WEIGHTED       WEIGHTED
                                                                      OF             AVERAGE        AVERAGE
                                                                   OPTIONS           EXERCISE         FAIR
   EXERCISE PRICE ON DATE OF GRANT                                 GRANTED            PRICE          VALUE
   -------------------------------                                 -------            -----          -----
   1998
   Equal to fair market value.....                                   492,650          $1.82          $1.29
   Less than fair market value....                                        --            N/A            N/A
                                                                     -------
                                                                     492,650
                                                                     -------
                                                                     -------
   1997
   Equal to fair market value.....                                   797,550          $3.54          $3.54
   Less than fair market value....                                    66,500          $2.50          $3.47
                                                                     -------
                                                                     864,050
                                                                     -------
                                                                     -------

      The following table presents weighted-average price and life information about significant option groups outstanding at December 31, 1998 and 1997:



                      OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
    ------------------------------------------------------------  -------------------------
                                     WEIGHTED
     RANGE                            AVERAGE         WEIGHTED                   WEIGHTED
      OF             NUMBER          REMAINING         AVERAGE      NUMBER       AVERAGE
   EXERCISE           OUT-          CONTRACTUAL       EXERCISE       EXER-       EXERCISE
    PRICES          STANDING           LIFE            PRICE       CISABLE       PRICE
---------------    -----------     ---------------   -----------  ----------    -----------
1998
 $0.50 -  $0.80       185,392          2.55 years         $0.53      185,392         $0.53
  0.84 -   1.25       171,454          8.74 years          1.15       37,954          1.00
  1.50 -   1.88       254,350          9.69 years          1.85       18,500          1.50
  2.00 -   2.63       439,148          8.29 years          2.43      178,445          2.36
  3.75 -   7.88        58,300          8.58 years          4.38       42,537          4.39
                    ---------                                        -------
                    1,108,644                                        462,828
                    ---------                                        -------
                    ---------                                        -------
1997
 $0.50 -  $0.80       280,392             4 years         $0.52      280,392         $0.52
  1.00 -   2.00       267,956             7 years          1.30      246,570          1.25
  2.50 -   3.88       610,650             9 years          2.70       65,612          2.69
  5.00 -   7.88       249,250             9 years          6.38       80,687          6.40
                    ---------                                        -------
                    1,408,248                                        673,261
                    ---------                                        -------
                    ---------                                        -------

PART I. FINANCIAL INFORMATION

ITEM 1.   FINANCIAL STATEMENTS

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                       OCTOBER 1,    DECEMBER 31,
                                                         1999           1998
                                                        -------        -------

ASSETS
       Current assets:
            Cash and cash equivalents                   $ 3,513        $ 6,421
            Accounts receivable, net                      2,616          2,122
            Inventories                                      85             65
            Prepaid expenses and other current assets       337            437
                                                        -------        -------
                           Total current assets           6,551          9,045

       Property and equipment, net                        1,231          1,354
       Third party licenses, net                            628            934
       Purchased Software, net                            2,740          3,142
       Trademark, net                                       891            951
       Goodwill, net                                        258            437
       Other long term assets                               103            133
                                                        -------        -------
Total assets                                            $12,402        $15,996
                                                        =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
       Current liabilities:
            Accounts payable and accrued expenses       $ 2,303        $ 2,046
            Deferred revenue                                535            346
            Current portion of long-term debt                10             27
                                                        -------        -------
                           Total current liabilities      2,848          2,419

       Long term debt, net of current portion                --              7
       Other long term liabilities                          600          1,155
Total stockholders' equity                                8,954         12,415
                                                        -------        -------
Total liabilities and stockholders' equity              $12,402        $15,996
                                                        =======        =======

See Notes to Condensed Consolidated Financial Statements.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                         Nine Months Ended
                                                    --------------------------
                                                    October 1,      October 2,
                                                       1999             1998
                                                    ------------    -----------

Revenue:
       Software license fees                        $      7,125    $     5,034
       Services and other                                    864            607
                                                    ------------    -----------
                Total revenue                              7,989          5,641

Cost of revenue                                            1,689          1,093
                                                    ------------    -----------
Gross profit                                               6,300          4,548

Operating expenses:
       Sales and marketing                                 5,209          5,675
       Research and development                            3,373          3,855
       General and administrative                          1,562          1,860
                                                    ------------    -----------
                Total operating expenses                  10,144         11,390
                                                    ------------    -----------
Loss from operations                                      (3,844)        (6,842)

Other income (expense):
       Interest income (expense)                             142            489
       Other, net                                            (74)           (55)
                                                    ------------    -----------
                                                              68            434

Net loss before provision for income taxes                (3,776)        (6,408)
Provision for income taxes                                    --              5
                                                    ------------    -----------
Net loss                                            $     (3,776)   $    (6,413)
                                                    ------------    -----------

Net loss per share:            Basic:               $      (0.36)   $     (0.67)
                                                    ============    ===========
                               Diluted:             $      (0.36)   $     (0.67)
                                                    ============    ===========

Basic and diluted weighted average
      shares outstanding                              10,570,482      9,621,000
                                                    ============    ===========

See Notes to Condensed Consolidated Financial Statements.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                             ----------------------
                                                             OCTOBER 1,  OCTOBER 2,
                                                                1999       1998
                                                             ----------  ----------
OPERATING ACTIVITIES
Net loss                                                       $(3,776)   $ (6,413)
Adjustments to reconcile net loss to net cash used in
   operating activities:
        Depreciation                                               329         414
        Amortization of intangible assets                          947         380
        Provision for bad debt                                     (16)         36
        Changes in operating assets and liabilities:
              Accounts receivable                                 (475)        531
              Inventories                                          (19)         39
              Prepaid expenses                                      83         284
              Other assets                                          42          11
              Accounts Payable                                      18         (26)
              Accrued Expenses and other accrued liabilities      (289)       (342)
              Deferred revenue                                     191         (40)
                                                               -------    --------
Net cash used in operating activities                           (2,965)     (5,126)

INVESTING ACTIVITIES
Purchase of property and equipment, net                           (217)       (327)
Purchase of third-party licenses, net                               --        (216)
Purchase of Purchased Software                                      --      (2,642)
                                                               -------    --------
Net cash used in investing activities                             (217)     (3,185)

FINANCING ACTIVITIES
Principal payments on long-term debt and third-party
   licenses                                                        (23)        (52)
Proceeds from common stock issued upon exercise of stock
   options                                                         204          57
Proceeds from common stock issued under Employee Stock
   Purchase Plan                                                    41          39

Market value of common stock issued under purchase of
   intangible assets                                                --       1,828
                                                               -------    --------
Net cash provided by financing activities                          222       1,872

Currency translation effect on cash and cash equivalents            52         (18)
                                                               -------    --------
Net decrease in cash and cash equivalents                       (2,908)     (6,457)
Cash and cash equivalents at beginning of period                 6,421      14,704
                                                               -------    --------
Cash and cash equivalents at end of period                     $ 3,513    $  8,247
                                                               =======    ========


See Notes to Condensed Consolidated Financial Statements.

                    WHITE PINE SOFTWARE, INC. AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 OCTOBER 1, 1999

1. ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

WHITE PINE DEVELOPS SOFTWARE SOLUTIONS THAT FACILITATE WORLDWIDE VIDEO AND AUDIO COMMUNICATION AND DATA COLLABORATION ACROSS THE INTERNET AND OTHER NETWORKS USING THE INTERNET PROTOCOL (IP). WHITE PINE'S CU-SEEME-Registered Trademark- WEB PROVIDES THE INDUSTRY'S FIRST MULTIPOINT VIDEO INSTANT MESSAGING OVER THE INTERNET. WHITE PINE'S CU-SEEME-Registered Trademark- PRO AND MEETINGPOINT-TM- CREATE A CLIENT-SERVER SOLUTION THAT ALLOWS MULTIPLE USERS TO PARTICIPATE SIMULTANEOUSLY IN CONFERENCES OVER THE INTERNET, INTRANET AND EXTRANET CONNECTIONS. CLASSPOINT-TM- IS A MEETINGPOINT-TM-ADD-ON THAT PROVIDES A COMPLETE SOLUTION FOR CORPORATE TRAINING AND DISTANCE LEARNING. MEETINGPOINT, WHITE PINE'S FLAGSHIP PRODUCT, SUPPORTS MULTIPLE PLATFORMS, INCLUDING WINDOWS 95/98, NT, SUN SOLARIS, AND RED HAT-Registered Trademark-LINUX. BY DEVELOPING MULTIMEDIA CONFERENCING PRODUCTS THAT REQUIRE NO PROPRIETARY HARDWARE, WHITE PINE IS ABLE TO OFFER MULTIMEDIA CONFERENCING AT A SUBSTANTIALLY LOWER PRICE THAN VENDORS OF TRADITIONAL HARDWARE-BASED SYSTEMS AND THEREBY ENCOURAGE BUSINESSES AND OTHERS TO ADOPT MULTIMEDIA CONFERENCING AS A MASS COMMUNICATION MEDIUM.

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of White Pine and its wholly owned foreign subsidiary, White Pine Software, Europe. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents, consisting of cash on hand and investments in high-grade commercial paper having maturities of three months or less when purchased, totaled 3,089,000 and $5,432,000 at October 1, 1999 and December 31, 1998, respectively. These investments have been categorized as held to maturity under the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, the balances are stated at amortized cost, which approximates fair value, because of the short maturity of these instruments.

REVENUE RECOGNITION

      White Pine's revenue is derived from software license fees and fees for services related to its software products, primarily software maintenance fees. During fiscal 1997, White Pine recognized revenue in accordance with the American Institute of Certified Public Accountants Statement of Position No. 91-1, "Software Revenue Recognition." Beginning in fiscal 1998, White Pine recognized revenue in accordance with AICPA Statement of Position 97-2, SOFTWARE REVENUE RECOGNITION.

      - Software license revenue is recognized upon execution of a contract or purchase order and shipment of the software, net of allowances for estimated future returns, provided that no significant obligations on the part of White Pine remain outstanding and collection of the related receivable is deemed probable by management. An allowance for product returns is recorded by White Pine at the time of sale and is measured periodically to adjust to changing circumstances, including changes in retail sales.

      - Software maintenance fees, which are generally payable in advance and are non-refundable, are recognized ratably over the period of the maintenance contract, typically twelve months.

      - Revenue from training and consulting services is recognized as services are provided.

      - Software license fees, consulting fees and training fees that have been prepaid or invoiced but that do not yet qualify for recognition as revenue under White Pine's policy, and prepaid maintenance fees not yet recognized as revenue, are reflected as deferred revenue.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article SEVENTH of the charter of White Pine
Software, Inc. (the "Company") provides that the Company shall indemnify each person who at any time is, or shall have been, a director or officer of the Company, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware General Corporation Law.

    Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware Corporation Law or
(d) any transaction from which the director derived an improper personal benefit. Article NINTH of our charter provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of the Company. No amendment to or repeal of the provisions of Article NINTH shall apply to or have any effect of the liability or the alleged liability of any director of the Corporation with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article NINTH is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through
(d) above.

    Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of our charter or our by-laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

Filing fee of SEC...........................................  $  7,778
Listing fee of Nasdaq Stock Market, Inc.....................    17,500
Accounting fees and expenses................................    10,000
Blue sky fees and expenses (including related legal fees)...     1,500
Legal fees and expenses.....................................    30,000
Printing and engraving expenses.............................    30,000
Miscellaneous...............................................     3,222
                                                              --------
  Total.....................................................  $100,000
                                                              ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    The following information is furnished with regard to all securities sold by the Company within the past three years that were not registered under the Securities Act.

    - In May 1997 (5/12/97), the Company issued 11,111 shares to DataBeam Corporation a total of 11,111 shares of common stock. The shares were issued as part of payment for using its server program.

    - In July 1998, the Company issued to Labtam Communications Pty. Ltd. a total of 900,000 shares of common stock. The shares were issued as part of the consideration for intellectual property purchased by the Company from Labtam Communications Pty. Ltd.

    - In November 1998, the Company issued to Cornell Research Foundation, Inc. a warrant to purchase 150,000 shares of common stock at a price of $1.00 per share. The warrant was issued as part of the consideration for intellectual property purchased by the Company from Cornell Research Foundation, Inc. and for the cancelation of a previously outstanding warrant that had been issued by the Company to Cornell Research Foundation, Inc.

    - In December 1999, the Company sold the following numbers of shares of common stock to the parties named below. All of the shares were sold at a price of $15.36 per share.

                                                               SHARES
PURCHASER                                                     PURCHASED
---------                                                     ---------
CFE, Inc....................................................   325,521
Private Equity Holding (Caymen) Ltd.........................   325,521
Jayvee & Co A/C YARF 1208002
  CIBC Mellon Global Securities.............................   162,760
Jayvee & Co A/C YARF 1203002
  CIBC Mellon Global Securities.............................    99,886
Royal Trust Corp. of Canada In Trust for Account 27396004...    62,875
Special Situations Private Equity Fund, LP..................    78,125
Special Situations Cayman Fund, L.P.........................    65,104
Special Situations Fund III, L.P............................   182,292
                                                               -------
  Total.....................................................   651,042
                                                               =======

    The issuances described above were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting commissions or discounts were paid.

ITEM 27. EXHIBITS

    (a) EXHIBITS

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
      3.1(1)            Amended and Restated Certificate of Incorporation of the
                        Company
      3.2(1)            Amended and Restated By-Laws of the Company
      4.1(1)            Specimen certificate for common stock of the Company
      5.1               Opinion of Foley, Hoag & Eliot LLP
     10.1(1)            White Pine Software, Inc. Stock Option Plan (1993), as
                        amended
     10.2(1)            White Pine Software, Inc. Stock Option Plan (1994), as
                        amended
     10.3(1)            White Pine Software, Inc. Stock Option Plan (1995), as
                        amended
     10.4(1)            White Pine Software, Inc. Stock Option Plan (1996), as
                        amended
     10.5(1)            White Pine Software, Inc. 1996 Incentive and Nonqualified
                        Stock Option Plan
     10.6(4)            White Pine Software, Inc. 1996 Amended and Restated Employee
                        Stock Purchase Plan
     10.7(3)            White Pine Software, Inc. 1997 Director Stock Option Plan
     10.8(1)            Stock Purchase Agreement dated March 19, 1996 among certain investors and the Company, as amended
     10.9(1)            Stock Purchase Agreement dated April 17, 1996 between J.F.
                        Shea, Co., Inc. and the Company, as amended
     10.10(1)           Amended and Restated Registration Rights Agreement dated
                        March 19, 1996 among certain stockholders of the Company and the Company, together with the First Amendment thereto
     10.11              Common Stock Purchase Warrant of the Company dated
                                        , issued to Cornell Research Foundation,
                        Inc.
     10.12              Stock purchase agreements dated December 1999 between White
                        Pine Software, Inc. and the investors identified therein
     10.13(1)           Commercial Loan Agreement dated December 30, 1994 between
                        Fleet Bank-NH and White Pine Software, Inc., as amended
     10.14(1)           Collateral Assignment and Security Agreement dated October
                        30, 1994 between Fleet Bank-NH and White Pine Software,
                        Inc., as amended
     10.15(1)           Commercial Promissory Note of White Pine Software, Inc.
                        dated August 25, 1995, issued to Fleet Bank-NH
     10.16(2)           Revolving Line of Credit Promissory Note
     10.17(1)           Sale of Assets Agreement dated as of July 6, 1998 by and
                        among White Pine Software, Inc., Labtam Communications Pty.
                        Ltd., Creative Software Technologies Pty. Ltd., Dawson Noy
                        Johns and Anthony James Oxley
     10.18(4)           Technology Transfer Agreement dated as of November 11, 1998 between White Pine Software, Inc. and Cornell Research
                        Foundation, Inc.
     10.19(1)           Standard Office Lease-Gross (American Industrial Real Estate
                        Association) dated October 24, 1996 by and between PBP
                        Limited Partnership, as lessor and White Pine Software,
                        Inc., as lessee
     10.20(1)           Nondisclosure and Noncompetition Agreement dated February
                        15, 1996 with David O. Bundy
     10.21(3)           Severance Agreement dated March 16, 1998 between White Pine
                        Software, Inc. and Robert Hadden

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
     10.22(4)           Letter agreement dated August 5, 1997 between White Pine
                        Software, Inc. and Christine J. Cox
     10.23(1)           Indenture of Lease dated May 15, 1996 by Nash-Tamposi
                        Limited Partnership, Ballinger Properties L.L.C. and the
                        Company
     11.1(4)            Statement re computation of per share earnings for year
                        ended December 31, 1997 and 1998
     11.2(5)            Statement re computation of per share earnings for nine
                        months ended October 1, 1998 and 1999
     23.1               Consent of Ernst & Young LLP
     23.2*              Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
     24.1               Power of Attorney (contained on page II-5 of this
                        registration statement)
     27.1(4)            Financial Data Schedules for year ended December 31, 1998
     27.2(5)            Financial Data Schedule for nine months ended October 1,
                        1999

------------------------

(1) Incorporated by reference to White Pine's Registration Statement on Form SB-2 (File No. 333-09525) in the form in which it was declared effective by the Securities and Exchange Commission.

(2) Incorporated by reference to White Pine's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

(3) Incorporated by reference to White Pine's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

(4) Incorporated by reference to White Pine's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

(5) Incorporated by reference to White Pine's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1999.

    All exhibits not incorporated by reference will be filed by amendment.

    (b) FINANCIAL STATEMENT SCHEDULES

Report of Independent Accountants

    All schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the related notes.

ITEM 28. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Nashua, New Hampshire on January 27, 2000.

                                                       WHITE PINE SOFTWARE, INC.

                                                       By:  /s/ KILLKO A. CABALLERO
                                                            -----------------------------------------
                                                            Killko A. Caballero
                                                            President and Chief Executive Officer

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of White Pine Software, Inc., hereby severally constitute and appoint Killko A. Caballero, Christine J. Cox and Mark L. Johnson, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form SB-2 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933 and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable White Pine Software, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under said
Rule 462(b).

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2000.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
               /s/ KILLKO A. CABALLERO                 President, Chief Executive Officer and
     -------------------------------------------         Chairman (PRINCIPAL EXECUTIVE OFFICER)
                 Killko A. Caballero

                /s/ CHRISTINE J. COX                   Chief Financial Officer and Vice President of
     -------------------------------------------         Finance (PRINCIPAL FINANCIAL AND ACCOUNTING
                  Christine J. Cox                       OFFICER)

               /s/ JOSEPH J. ESPOSITO                  Director
     -------------------------------------------
                 Joseph J. Esposito

               /s/ JONATHAN G. MORGAN                  Director
     -------------------------------------------
                 Jonathan G. Morgan

                  /s/ ADAM STETTNER                    Director
     -------------------------------------------
                    Adam Stettner